Exhibit 99.1
AGREEMENT FOR THE SALE AND PURCHASE OF THE SHARE
CAPITAL OF NBS NORDIC BROADBAND SERVICES AB (PUBL)
DATED 4th APRIL 2006
UPC SCANDINAVIA HOLDING B.V.
and
UPC HOLDCO VI B.V.
and
UPC BROADBAND HOLDING B.V.
and
NORDIC CABLE ACQUISITION COMPANY II AB
Allen & Overy LLP
80333-00024 CO:3060125.2

THIS AGREEMENT is made on 4th April 2006
BETWEEN:
(1)	UPC SCANDINAVIA HOLDING B.V. (trade registry number 34136946) whose registered office is at Boeing Avenue 53, 1119 PE Schiphol Rijk, The Netherlands (UPC Scandinavia);
(2)	UPC HOLDCO VI B.V. (trade registry number 34237242) whose registered office is at Boeing Avenue 53, 1119 PE Schiphol Rijk, The Netherlands (UPC VI) (UPC VI and UPC Scandinavia each a Seller and together the Sellers);
(3)	UPC BROADBAND HOLDING B.V. (trade registry number 3413982) whose registered office is at Boeing Avenue 53, 1119 PE, Schiphol Rijk, The Netherlands (the Sellers’ Guarantor); and
(4)	NORDIC CABLE ACQUISITION COMPANY II AB (under name change from Goldcup D 1434 AB) (registered number 556699-4843) whose address is at c/o Setterwalls Advokatbyrå AB, Arsenalsgatan 6, 111 47 Stockholm, Sweden (the Purchaser).
BACKGROUND:
(A)	The Sellers are together the owners of all the issued share capital of NBS Nordic Broadband Services AB (publ) (the Company).
(B)	The Sellers wish to sell and the Purchaser wishes to purchase all the issued share capital of the Company free from any Encumbrance on the terms and subject to the conditions set out in this agreement.
(C)	In consideration of the Sellers entering into this agreement with the Purchaser and the Purchaser paying the Final Share Price to the Sellers, UPC Broadband Operations B.V., a subsidiary of UPC Scandinavia, will provide, or procure the provision of, certain services and systems to UPC Sverige AB, a subsidiary of the Company, for a finite transitional period following Completion on the terms and conditions set out in the Transitional Services Agreement.
(D)	UPC Scandinavia is the holding company of UPC VI, and the Sellers’ Guarantor is the holding company of UPC Scandinavia and is willing to guarantee the obligations of the Sellers under this agreement.
IT IS AGREED as follows:
1.	INTERPRETATION
1.1	In addition to terms defined elsewhere in this agreement, the definitions and other provisions in Schedule 1 apply throughout this agreement, unless the contrary intention appears.
1.2	In this agreement, unless the contrary intention appears, a reference to a clause, subclause, schedule or exhibit is a reference to a clause, subclause, schedule or exhibit of or to this agreement. The schedules and exhibits form part of this agreement.
1.3	The headings in this agreement do not affect its interpretation.
2. SALE AND PURCHASE
2.1	Following the Conditions being satisfied or, where applicable, waived, the Sellers shall sell with full title guarantee and the Purchaser shall purchase the Shares.

2.2	The Shares shall be sold free from all Encumbrances and together with all rights attaching to them.
2.3	The consideration for the sale of the Shares shall be as set out in clause 3.
3.	CONSIDERATION
3.1	The consideration for the sale of the Shares, shall be the aggregate of SEK 3,012,104,000 (the Headline Price) adjusted by:
(a)	a reduction by the amount of the Net Debt; and

(b)	the amount of the difference between the Working Capital and the Target Working Capital as follows:
(i)	if the Working Capital is a positive number or is a negative number closer to zero than the Target Working Capital the Headline Price shall be increased by the amount of such difference up to a maximum amount of SEK 6,000,000; or

(ii)	if the Working Capital is a negative number further away from zero than the Target Working Capital the Headline Price shall be reduced by the amount of such difference,
(the result of such aggregation being the Final Share Price).
3.2	At Completion, the Purchaser shall pay to the Sellers the total amount in SEK (the Estimated Share Price) which is the aggregate of the Headline Price adjusted by:
(a)	a reduction by the amount of the Estimated Net Debt; and

(b)	the amount of the difference between the Estimated Working Capital and the Target Working Capital as follows:
(i)	if the Estimated Working Capital is a positive number or is a negative number closer to zero than the Target Working Capital the Headline Price shall be increased by the amount of such difference up to a maximum amount of SEK 6,000,000; or

(ii)	if the Estimated Working Capital is a negative number further away from zero than the Target Working Capital the Headline Price shall be reduced by the amount of such difference.
3.3	The Sellers shall deliver estimates of the Estimated Net Debt (including the Estimated Inter-Company Payables and the Estimated Inter-Company Receivables) and the Estimated Working Capital determined in good faith to the Purchaser no later than five Business Days prior to the earlier of (i) the Completion Date or (ii) the date on which Condition 4.1(a) is satisfied (provided that if the Purchaser does not keep the Sellers informed as to the anticipated timing of the satisfaction of Condition 4.1(a), the Sellers shall not be deemed to be in breach of their obligations under this subclause 3.3).
3.4	The Final Share Price shall be calculated after Completion in accordance with subclause 3.1 and Schedule 8. Any payment adjusting the Estimated Share Price required to be made by the Sellers or the Purchaser (as applicable) pursuant thereto shall be made within five Business Days of the date on which the Completion Statement is agreed or determined in accordance with Schedule 8 and any such payment due shall have added to it an amount in respect of interest on such payment at the annual compound rate of 6 per cent. for the period from (but excluding) the Completion Date to (and including) the date of such payment.

3.5	In relation to Inter-Company Payables and Inter-Company Receivables owed between any Group Company and a member of the Sellers’ Group:
(a)	the Purchaser shall at Completion procure that each relevant Group Company shall repay to the relevant member of the Sellers’ Group each of the Estimated Inter-Company Payables; and

(b)	the Sellers shall at Completion procure that each relevant member of the Sellers’ Group shall repay to the relevant Group Company each of the Estimated Inter-Company Receivables; and
when the Completion Statement has been finally agreed or determined in accordance with Schedule 8 the following further payments shall (if applicable) be made in respect of any Inter-Company Payables and Inter-Company Receivables:
(i)	if the actual amount of any such (A) Inter-Company Payable is greater than the applicable Estimated Inter-Company Payable or (B) Inter-Company Receivable is less than the applicable Estimated Inter-Company Receivable, then the Purchaser shall procure that the relevant Group Company pays to the relevant member of the Sellers’ Group an amount equal to the difference; and

(ii)	if the actual amount of any such (A) Inter-Company Payable is less than the applicable Estimated Inter-Company Payable or (B) Inter-Company Receivable is greater than the Estimated Inter-Company Receivable, then the Sellers shall procure that the relevant member of the Sellers’ Group shall repay to the relevant Group Company an amount equal to the difference,
(in each such case together with interest on such difference(s) for the period from (but excluding) the Completion Date to (but including) the date of payment in accordance with the rate of interest referred to in subclause 3.4 above) within five Business Days of the date on which the Completion Statement is agreed or determined in accordance with Schedule 8.
4.	CONDITIONS PRECEDENT
4.1	The sale and purchase of the Shares is conditional on:
(a)	clearances and approvals from all relevant Competition Authorities;

(b)	no breach of any of the Warranties in paragraphs 1.2(a), 1.3, 1.4, 1.9 and 1.10 of Schedule 4 occurring on the date hereof or occurring if such Warranty were given on the satisfaction or waiver of Condition 4.1(a) that cannot be remedied or, if remediable, that is not remedied by the Sellers within a Cure Period; and

(c)	no material breach of any of the pre-completion covenants in paragraphs 2(b), 2(e), 2(j) or 2(p) of Schedule 2 occurring on the date hereof or on the satisfaction or waiver of Condition 4.1(a) that cannot be remedied or, if remediable, that is not remedied by the Sellers within a Cure Period, but the Purchaser may waive all or any of the Conditions (either in whole or in part) at any time by giving written notice to the Sellers.
4.2	The Purchaser shall procure the filing of the necessary clearance and approval applications in relation to Condition 4.1(a) as soon as reasonably practicable following the date hereof and in any event on or before the date which is 15 Business Days (excluding any days which the Competition Authority is in recess) from the date hereof, provided however that if the Purchaser should fail to procure the filing of any such application within that period as a result of:

(a)	the Sellers’ failure to comply fully with subclause 4.3;

(b)	a relevant Competition Authority requesting additional information in the application, which the Purchaser is unable reasonably to provide within that period; or

(c)	a relevant Competition Authority requesting that the application is not made within that period, the Purchaser shall not be deemed to be in breach of its obligations under this subclause 4.2.
4.3	The Sellers shall, and shall procure that each member of the Sellers’ Group and each Group Company shall, cooperate with the Purchaser and all relevant Competition Authorities in order to achieve satisfaction of Condition 4.1(a). In particular, the Sellers shall, and shall procure that each member of the Sellers’ Group and each Group Company shall:
(a)	as soon as reasonably practicable provide the Purchaser with information and access to relevant personnel reasonably requested by the Purchaser for the purpose of making the necessary clearance and approval applications referred to in subclause 4.2 or any subsequent correspondence or meetings with the relevant Competition Authorities; and

(b)	to the extent permitted by law promptly notify the Purchaser of requests by relevant Competition Authorities that the Sellers or any member of the Sellers’ Group or any Group Company provide the relevant Competition Authorities with any information or attend any meetings or calls with the relevant Competition Authorities and to the extent permitted by law shall not provide such information or attend such meetings or calls without the prior written approval of the Purchaser (not to be unreasonably withheld or delayed).
4.4	The Purchaser shall use its best endeavours to procure that Condition 4.1(a) is satisfied on or before either:
(a)	20 November 2006; or

(b)	if the European Commission instigates a second phase investigation, 29 November 2006 or such later date, not being later than 22 December 2006, as the Purchaser may specify provided that the Purchaser shall have revised the Financing Commitments (or either of them) to the extent necessary so as to enable it to meet its obligations under this agreement to pay the Estimated Share Price and to procure the repayment of the Estimated Inter-Company Payables at the latest potential date for Completion resulting from the Long Stop Date being such later date,
(each a Long Stop Date).
4.5	If Condition 4.1(a) is not satisfied, or waived in accordance with subclause 4.1, on or before the relevant Long Stop Date or, if Condition 4.1(a) is so satisfied or waived but any of Conditions 4.1(b) or 4.1(c) are not satisfied or waived following the satisfaction or waiver of Condition 4.1(a) and the expiry of a Cure Period:
(a)	except for this subclause, clauses 1, 12, 13, 14, 16, 17, 18, 19, 20 and 21 and the provisions of Schedule 1, all the provisions of this agreement shall lapse and cease to have effect; and

(b)	neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights or liabilities of any party in respect of damages for non-performance of any obligation under this agreement falling due for performance prior to such lapse and cessation.

4.6	If a Seller or the Purchaser (each acting reasonably) becomes aware of (i) a breach of any of the Warranties referred to in subclause 4.1(b) or (ii) a material breach of any of the pre-completion covenants referred to in subclause 4.1(c), that Seller or the Purchaser (as the case may be) shall give notice to the Purchaser or the Sellers (as the case may be) specifying the relevant Warranty or pre-completion covenant and the nature of the breach as soon as reasonably practicable after they become aware of such breach.
4.7	The Sellers shall pay the direct costs and expenses incurred by any Group Company in remedying (i) a breach of any of the Warranties in subclause 4.1(b) or (ii) a material breach of any of the pre-completion covenants in subclause 4.1(c) (excluding, for the avoidance of doubt, any consequential loss or loss of profit suffered by such Group Company).
5.	COMPLETION
5.1	Completion shall take place at the offices of the Sellers’ Solicitors at 11.00 a.m. on the first Business Day of the month which commences after the date on which Condition 4.1(a) is satisfied or waived in accordance with subclause 4.1 provided that:
(a)	if the date on which Condition 4.1(a) is satisfied or waived is less than five Business Days before the last Business Day of a month, the Purchaser shall have the option to either complete on the first Business Day of the following month, or delay Completion by up to five Business Days from the date of satisfaction or waiver of the condition, in which case the effective date of Completion shall be deemed to be the first Business Day of the month in which Completion takes place and the provisions of subclause 5.2 shall apply in relation to the period from the last Business Day of the relevant month to the date on which Completion actually occurs; and

(b)	if on the date Completion is due to take place in accordance with subclause 5.1(a), a breach of Warranty or pre-completion covenant has been notified in accordance with subclause 4.6 and a Cure Period is in process, then Completion shall take place on the first Business Day of the month which commences after the date on which the relevant breach has been remedied or the Cure Period expires (whichever is earlier), provided that if the date of remedy or expiry of the Cure Period (as applicable) is less than five Business Days before the last Business Day of a month, the Purchaser shall have the option to either complete on the first Business Day of the following month or delay Completion by up to five Business Days from the date of remedy or expiry of the Cure Period (as applicable), in which case the effective date of Completion shall be deemed to be the first Business Day of the month in which Completion takes place and the provisions of subclause 5.2 shall apply in relation to the period from the last Business Day of the relevant month to the date on which Completion actually occurs; and

(c)	if the Purchaser elects to delay Completion pursuant to subclauses (a) or (b) above, all references to Completion and Completion Date in the definitions of Actual Capital Expenditure, Actual Marketing Expenses and Customer Acquisition Costs, Budgeted Capital Expenditure, Budgeted Marketing Expenses and Customer Acquisition Costs, Estimated Inter-Company Payables, Estimated Inter-Company Receivables, Estimated Net Debt, Estimated Working Capital, Inter-Company Payables, Inter-Company Receivables, Net Debt and Working Capital shall be interpreted as references to the time immediately prior to the opening of business on the first Business Day of the month in which Completion takes place and not the date on which Completion actually occurs.
5.2	In the event that Completion takes place after the first Business Day of a month pursuant to subclauses 5.1(a) or 5.1(b):

(a)	the Estimated Share Price and the Estimated Inter-Company Debt (to the extent such debts are not interest bearing) shall have added to them an amount in respect of interest on such payments at the daily rate of six per cent. per annum of the Estimated Share Price plus the Estimated Inter-Company Debt (to the extent such debts are not interest bearing) for the period from the first Business Day of the relevant month until the date on which Completion actually occurs; and

(b)	in addition to the pre-completion covenants set out in Schedule 2, no Group Company will enter into or engage in any type of transaction with any member of the Sellers’ Group for the period from (and including) the first Business Day of the relevant month until the date on which Completion actually occurs, including, but not limited to, the payment of any dividends, the making of any distributions, the borrowing or repayment of any inter company loans, the transfer or sale of any assets or liabilities and the incurring or payment of any management charges, inter-company interest, charges under the general services agreement dated 1 June 2002 between UPC Operations B.V. and UPC Sverige AB or any successor agreement or allocation of the Sellers’ Group costs or otherwise save that:
(i)	the Sellers will, at the Purchaser’s request, provided that the Purchaser agrees to repay such amount to the Sellers on Completion, provide or procure the provision to any Group Company of cash funding for its immediate requirements; and

(ii)	the Sellers shall provide or procure the provision of services to the Group Companies, and the Group Companies shall pay for such services, in accordance with the Transitional Services Agreement (as if it were applicable).
5.3	Until Completion the provisions of Schedule 2 shall apply.

5.4	At Completion:
(a)	the Sellers shall observe and perform the provisions of Part 1 of Schedule 3; and

(b)	the Purchaser shall observe and perform the provisions of Part 2 of Schedule 3.

5.5 (a)	If for any reason the provisions of Part 1 of Schedule 3 are not fully observed and performed as contemplated by subclauses 5.1 and 5.4, the Purchaser may elect (in addition and without prejudice to all other rights and remedies available to it) not to complete the purchase of the Shares or to fix a new time and date for Completion within five Business Days of the original date for Completion by, in either case, giving notice to the Sellers. The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously in accordance with this agreement.
(b)	If for any reason the provisions of Part 2 of Schedule 3 are not fully observed and performed as contemplated by subclauses 5.1 and 5.4 the Sellers may elect (in addition and without prejudice to all other rights and remedies available to them) not to complete the sale of the Shares or to fix a new time and date for Completion within five Business Days of the original date for Completion by, in either case, giving notice to the Purchaser. Neither Seller shall be obliged to complete the sale of any of the Shares unless the sale of all the Shares is completed simultaneously in accordance with this agreement.
5.6	If the Sellers elect or the Purchaser elects not to complete the sale or purchase of the Shares under subclause 5.5:
(a)	except for this subclause, clauses 1, 12, 13, 14, 16, 17, 18, 19, 20 and 21 and the provisions of Schedule 1, all the provisions of this agreement shall lapse and cease to have effect; and

(b)	neither the lapsing of those provisions nor their ceasing to have effect shall affect any accrued rights or liabilities of any party in respect of damages for non-performance of any obligation falling due for performance prior to such lapse and cessation.
6.	TERMINATION OF INTER-COMPANY AGREEMENTS
6.1	The Sellers shall, save as set out in the Transaction Documents and this agreement, terminate, or shall procure the termination of, all agreements with the Group Companies including the agreements set out in the Inter-Company Agreement Termination Schedule with effect from the Completion Date so that:
(a)	no relevant member of the Sellers’ Group nor relevant Group Company shall have any obligations or rights of any nature whatsoever under such agreements; and

(b)	each relevant member of the Sellers’ Group and each relevant Group Company irrevocably releases and discharges the other from any present, past or future claims or demands (whether known or unknown) under or in connection with such agreements (or any transactions entered into thereunder).
6.2	The Sellers shall comply, and shall procure that each member of the Sellers’ Group complies, with the terms of the Inter-Company Termination Letters as and from the Completion Date.
6.3	The Purchaser shall comply, and shall procure that each member of the Purchaser’s Group (which after Completion shall include the Group Companies) complies, with the terms of the Inter-Company Termination Letters as and from the Completion Date.
7.	SELLERS’ WARRANTIES
7.1	The Sellers warrant to the Purchaser that except as fairly disclosed to the Purchaser in the Disclosure Letter, the Data Room or this agreement, each of the Warranties is on the date of this agreement true and accurate, and in respect of the Warranties set out in paragraphs 1.2(a), 1.3, 1.4, 1.5, 1.9, 1.10, 1.11 and 4 of Schedule 4, will at Completion be, true and accurate.
7.2	The liability of the Sellers in connection with the Warranties shall be subject to the limitations contained in, and to the provisions of, Schedule 5 and any Warranty Claim shall be subject to the provisions of that schedule.
7.3	If the Purchaser becomes aware of a matter or circumstance which is likely to give rise to a Warranty Claim, the Purchaser shall give notice to the Sellers specifying that matter or circumstance in reasonable detail, and setting out such other facts as the Purchaser deems necessary, as soon as reasonably practicable (but no later than ten Business Days) after it becomes aware of that matter or circumstance. Subject to paragraph 7 of Schedule 5, any failure by the Purchaser to give notice as contemplated by this subclause 7.3 in relation to any matter or circumstance shall not prevent the Purchaser from making any Warranty Claim arising from that matter or circumstance, but the Sellers shall not be liable for any Losses in respect of any such Warranty Claim to the extent that they are increased as a result of such failure, or if and to the extent that they are not reduced if they would have been reduced if such failure to give notice had not occurred.
7.4	Any payment made by the Sellers in respect of a breach of the Warranties shall, to the extent possible, be deemed to be a reduction in the Final Share Price.
8.	PURCHASER’S WARRANTIES

The Purchaser warrants and undertakes (to the extent necessary) to the Sellers that, on the date of this agreement and on the Completion Date:

(a)	it has the power to execute and deliver this agreement, and each of the Transaction Documents to which it is or will be a party, and to perform its obligations under each of them and has taken all action necessary to authorise such execution and delivery and the performance of such obligations;

(b)	this agreement constitutes, and each of the Transaction Documents to which it is or will be a party will, when executed, constitute legal, valid and binding obligations of the Purchaser in accordance with its terms;

(c)	the execution and delivery by the Purchaser of this agreement and of each of the Transaction Documents to which it is or will be a party and the performance of the obligations of the Purchaser under it and each of them do not and will not materially conflict with or constitute a material default under any provision of:
(i)	any agreement or instrument to which the Purchaser is a party; or

(ii)	the constitutional documents of the Purchaser; or

(iii)	any law, lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which the Purchaser is bound;
(d)	save for any authorisation or approval of any Competition Authority in connection with Condition 4.1(a), all authorisations that are necessary to enable the Purchaser to execute, deliver and perform its obligations under this agreement and each of the Transaction Documents to which it is or will be a party have been obtained;

(e)	the Purchaser has entered into the Financing Commitments to meet its obligations under this agreement to pay the Estimated Share Price and to procure repayment of the Estimated Inter-Company Payables; and

(f)	it will not amend any of the terms of the Financing Commitments or waive any of its rights under them or cancel the interim facilities letter referred to in the definition of Financing Commitments if (in any such case) to do so would affect materially and adversely (including any additional conditions to those set out in the Financing Commitments) the Purchaser’s ability to meet its obligations under this agreement to pay the Estimated Share Price and to procure repayment of the Estimated Inter-Company Payables and it will exercise its rights to draw-down under them to meet its obligations under this agreement to pay the Estimated Share Price and to procure repayment of the Estimated Inter-Company Payables.
9.	COVENANT TO PAY
9.1	The Sellers hereby covenant with the Purchaser (for itself and as trustee for its successors in title if any such successor in title is a Permitted Assignee or a Lender as set out in clause 16) to pay to the Purchaser (or to the relevant Group Company as directed by the Purchaser) an amount equal to any Group Company’s liability to make an actual (cash) payment of Taxation to the extent that such liability:
(a)	would not have arisen but for any transaction or other arrangements between any such Group Company and another Group Company or a member of the Sellers’ Group or any person who is related to the Group Company (Ekonomisk intressegemenskap) for the purposes of Chapter 14, sections 19 and 20 of the Swedish Income Tax code (14 kap 19 och 20 §§ Inkomstskattelag 1999:1299) (including any transaction or other arrangements which are treated for tax purposes as having taken place between any such persons) which were entered into or occurred during the period from which the Sellers (or any one of them)

acquired such Group Company to the Completion Date being other than on a fully arm’s length basis;
(b)	arises in respect of any value added tax (other than to the extent that any such value added tax is recoverable from the relevant Tax Authority by a Group Company) that is attributable to any act, transaction or omission whatsoever occurring between the date the Sellers (or any one of them) acquired the relevant Group Company and the Completion Date; or

(c)	would not have arisen but for the merger of SpaceNet AB, Starport AB, StjärnTVnätet AB and/or Stockholm Stade Televisions with UPC Sverige AB (the Merger) including any liability to make an actual payment of Taxation arising from any Relief that was taken into account in computing the liability to Taxation of or determining that no liability existed in relation to any Group Company in respect of a period prior to the Completion Date not being available as a result of the Merger.
9.2	The Sellers shall not be liable under subclause 9.1 to the extent that:
(a)	provision or reserve for the liability is made in the Completion Statement or the liability was paid or discharged before the Completion Date;

(b)	the liability would not have arisen but for a change in legislation or a change in the interpretation of legislation on the basis of case law made which comes into force after the Completion Date and which is either announced in the case of a change in legislation or, in the case of a change in the interpretation of legislation on the basis of case law, where the case is commenced after the Completion Date (whether relating to Taxation, the rate of Taxation or otherwise) or any amendment to or the withdrawal of any practice previously published by a Taxation Authority, in either case occurring after the Completion Date, whether or not that change, amendment or withdrawal purports to be effective retrospectively in whole or in part;

(c)	the liability would not have arisen but for a voluntary act or omission carried out or effected by any Group Company after the Completion Date other than an act or omission which (i) is in the ordinary course of business as carried on by the relevant Group Company at the Completion Date, (ii) that Group Company was legally committed to do under a commitment that existed on or before the Completion Date or (iii) is carried out in circumstances where the Purchaser did not know and (on the basis of information actually supplied in writing by the Sellers to the Purchaser prior to the Completion Date) could not reasonably be expected to know would or might give rise to the liability in question;

(d)	any Pre-Completion Relief is available to the Group Company concerned to set against or otherwise mitigate the liability or any Pre-Completion Relief would have been available but for the Group Company utilising it to set against or otherwise mitigate any liability to Taxation which did not give or would not have given rise to a liability for the Sellers under this agreement or any Pre-Completion Relief would have been available but for a voluntary act carried out by a Group Company after the Completion Date other than an act which (i) is in the ordinary course of business as carried on by the relevant Group Company at the Completion Date, (ii) that Group Company was legally committed to do under a commitment that existed on or before the Completion Date or (iii) is carried out in circumstances where the Purchaser did not know and (on the basis of information actually supplied in writing by the Sellers to the Purchaser prior to the Completion Date) could not reasonably be expected to know would or might give rise to the liability in question; or

(e)	the liability has been made good by insurers or otherwise compensated for without cost to the Purchaser or any of the Group Companies.

9.3	The liability of the Sellers under subclause 9.1 shall terminate on the third anniversary of the Completion Date except in respect of claims under the covenant to pay in this clause 9 for which notice is given to the Sellers before the third anniversary of the Completion Date or (where the claim is not previously settled, satisfied or withdrawn) proceedings in respect thereof are not issued to the Sellers within the six month period following such anniversary.
9.4	The provisions of Schedule 5 shall not apply to this clause 9 and the liability of the Sellers under subclause 9.1 shall in no way be limited or qualified in any respect by Schedule 5.
9.5	If the Purchaser or a Group Company makes a claim under the covenant to pay in this clause 9 or a claim under any Tax Warranty (the Claim), the Purchaser shall (subject to subclauses 9.6 and 9.7) take (or shall procure that the Group Company concerned shall take) such action as the Sellers may reasonably request to appeal, dispute, compromise or defend the Claim (and any incidental negotiations in respect thereof) with the relevant Taxation Authority, including allowing the Sellers to assume the conduct of any such appeal, dispute, compromise or defence of the Claim.
9.6	The Purchaser shall not be required to take any action (nor, for the avoidance of doubt, shall it be required to allow the Sellers to assume the conduct of any appeal, dispute, compromise or defence of the Claim) pursuant to subclause 9.5:
(a)	unless the Sellers shall first promptly indemnify and secure the Purchaser and the Group Company concerned to the Purchaser’s reasonable satisfaction against all losses, liabilities, charges, costs and expenses which they may reasonably incur in connection with the Claim and in taking any such action as the Sellers may require in accordance with subclause 9.5; and

(b)	unless the Sellers have been advised by a leading independent international firm of advisers acceptable to the Purchaser in its reasonable discretion, after disclosure of all relevant information and documents, that it is reasonable to take the action requested by the Sellers.
9.7	If the Sellers do not request the Purchaser to take any appropriate action within 20 Business Days of notice of the Claim being made to any Seller, or no action is required to be taken by virtue of any of the provisions of subclause 9.6, the Purchaser shall be free to satisfy or settle (or to allow the Group Company concerned to satisfy or settle) the relevant liability on such terms as it may in its absolute discretion think fit.
9.8	Without prejudice to subclauses 9.6 and 9.7, where the Sellers have made a reasonable request in accordance with subclause 9.5, the Purchaser shall procure that the relevant Group Company:
(a)	subject to the limitations contained in paragraph 8.2 of Schedule 5 applying equally to this subclause 9.8, makes available to the Sellers such persons and such information as the Sellers may reasonably require for accessing, contesting, appealing or compromising the Claim, including providing the Sellers promptly with any information received by the Purchaser or a Group Company, or of which the Purchaser or any Group Company otherwise becomes aware, which is relevant to the Claim; and

(b)	does not make any admission of liability, agreement, settlement or compromise in relation to the Claim without the prior written approval of the Sellers, such approval not to be unreasonably withheld or delayed.
9.9	The Sellers shall keep the Purchaser informed of the progress of the Claim and shall provide the Purchaser with copies of all relevant documents and such other information received by the Sellers, or of which the Seller otherwise becomes aware, which is relevant to the Claim.

9.10	Subject to the assumption in subclause 9.11, for the purposes of subclause 9.1, the use or set off of any Purchaser’s Relief in circumstances where, but for such use or set off, a Group Company would have had a liability in respect of which the Purchaser would have been able to make a claim against the Sellers under subclause 9.1 shall be a treated as an actual (cash) payment of Taxation by the relevant Group Company for the purposes of this clause 9.
9.11	For the purposes of subclause 9.10, it shall be assumed that any Pre-Completion Relief is, to the extent allowed by law, used in priority to any Purchaser’s Relief, provided that no Pre-Completion Relief shall be taken into account so as to limit a claim that the Purchaser would otherwise have under this agreement on more than one occasion.
10.	POST-COMPLETION COVENANTS
10.1	Without prejudice to subclause 12.2(b), for a period of three years after Completion in the case of tax records, data and information and 12 months after Completion in the case of all other records, data and information but, in each case, if a Warranty Claim is in existence on the expiry of the relevant period, for such longer period until the Warranty Claim is finally determined, the Purchaser shall retain, and shall procure that the Group Companies shall retain, all material records, data and information existing as at the Completion Date and relating to the Group Companies acquired pursuant to this agreement.
10.2	The Purchaser shall procure the relevant Group Company to promptly make available to the Sellers such information as the Sellers may reasonably require to enable them to comply with their legal obligations in relation to Taxation, including any information necessary to enable the Sellers to file any tax returns with a relevant Taxation Authority.
10.3	Other than in accordance with the terms of the Transaction Documents, with effect from Completion the Purchaser shall procure that no Group Company:
(a)	uses or displays (including on or in its business stationery, documents, signs, promotional materials or website) any name, mark or logo which is the same as or similar to, or is reasonably likely to be confused with, any name, mark or logo of a member of the Sellers’ Group in use at Completion, including “UPC” or “chello”; or

(b)	represents that either Seller nor any other member of the Sellers’ Group retains any on-going connection with the Group Companies.
10.4	Following Completion, at the next annual general meeting of each Group Company, the Purchaser undertakes to grant, and shall procure that the Company and each relevant Subsidiary will grant, the directors who resigned on Completion, discharge from liability for their administration until Completion, provided that, in the auditors’ reports for the relevant period, a Group Company’s auditors do not recommend against such discharges.
11.	PROTECTIVE COVENANTS
11.1	Each of the Sellers covenants with the Purchaser and each Group Company that it shall not and shall procure that no other Restricted Person shall:
(a)	for a period of 18 months after Completion either directly or indirectly, solicit for employment or employ any person who is at Completion an employee of a Group Company to leave the employment of that Group Company, provided however that this paragraph shall not apply to any person who is no longer employed by either the Purchaser or any of the Group Companies and shall not prohibit general solicitations for employment through public advertisements, in response to an approach made by a recruitment consultant or other means

(provided such solicitations are not targeted specifically at any particular person who is at Completion a director or senior employee of a Group Company); or
(b)	for a period of 24 months after Completion directly or indirectly, carry on or be engaged in or hold an interest in a business which is competitive with any of the businesses carried on by a Group Company at Completion or which includes a telephony business, relating, in each case, to the offering of retail services to residential customers in Sweden for the purposes of internet connectivity, analogue or digital television or telephony; but excluding, for the avoidance of doubt, the provision of wholesale services in the areas of content supply, video-on-demand services, portal and other interactive services in the field of pay television or broadband.
11.2	The Sellers acknowledge that the restrictions contained in this clause 11 are independent restrictions which are no more extensive than is reasonable to protect the legitimate interests of the Purchaser and the Purchaser’s Group which after Completion shall include the Group Companies. If any such restriction shall be held void or unenforceable but would be valid if deleted in part or reduced in its application, then that restriction shall apply with such modifications as may be necessary to make it valid and effective.
11.3	The covenants in this clause may be enforced by any Group Company against the Sellers under the Contracts (Rights of Third Parties) Act 1999. The provisions of this clause 11 may be varied or terminated by agreement between the Sellers and the Purchaser (and the Purchaser may also release or compromise in whole or in part any liability in respect of rights or claims contemplated by this clause 11 without the consent of any Group Company).
12.	ANNOUNCEMENTS AND CONFIDENTIALITY
12.1	Neither Seller nor the Purchaser shall make (or permit any other member of the Sellers’ Group or the Purchaser’s Group to make) any announcement concerning this sale and purchase or any ancillary matter before, on or after Completion.
12.2	The Purchaser shall and shall procure that:
(a)	each member of the Purchaser’s Group shall keep confidential all information provided to it by or on behalf of either Seller or otherwise obtained by or in connection with this agreement which relates to any member of the Sellers’ Group; and

(b)	if after Completion any Group Company holds confidential information relating to the Sellers’ Group, it shall keep that information confidential and, to the extent reasonably practicable and legally permissible, shall upon either Seller’s written request return that information to the relevant Seller or destroy it, in each case without retaining copies.
12.3	Each Seller shall and shall procure that:
(a)	the Sellers’ Group shall keep confidential all information provided to it by or on behalf of the Purchaser or otherwise obtained by or in connection with this agreement which relates to any member of the Purchaser’s Group; and

(b)	if after Completion it holds confidential information relating to any Group Company, it shall keep that information confidential and, to the extent reasonably practicable and legally permissible, shall upon the Purchaser’s written request deliver such confidential information to the Purchaser or destroy it, in each case without retaining copies.
12.4	Nothing in this clause 12 prevents any announcement being made or any confidential information being disclosed:

(a)	with the written approval of the other parties to this agreement, which in the case of any announcement shall not be unreasonably withheld or delayed; or

(b)	to the extent required by law or any competent regulatory body, but a party required to disclose any confidential information shall promptly notify the other parties, where practicable and lawful to do so, before disclosure occurs and consult with the other parties regarding the timing and content of such disclosure or any action which the other parties may reasonably elect to take to challenge the validity of such requirement.
12.5	Nothing in this clause 12 prevents disclosure of confidential information by any party:
(a)	to the extent that the information is in or comes into the public domain other than as a result of a breach of any undertaking or duty of confidentiality by any person; or

(b)	to that party’s directors, officers, advisers, auditors or bankers, but before any disclosure to any such person the relevant party shall procure that he is made aware of the terms of this clause 12 and shall use its best endeavours to procure that such person adheres to those terms as if he were bound by the provisions of this clause 12.
12.6	Nothing in this clause 12 prevents disclosure to the Purchaser’s direct or indirect investors (which includes, for the avoidance of doubt, syndicatees) together with those investors’ directors, officers, advisers, auditors or bankers, provided that in the period from the date of this agreement to the Completion Date, such disclosure is restricted to information the relevant member of the Purchaser’s Group is obliged to provide to such persons pursuant to existing obligations.
13.	SELLERS’ GUARANTOR’S GUARANTEE
13.1	In consideration of the Purchaser entering into this agreement, the Sellers’ Guarantor unconditionally and irrevocably guarantees to the Purchaser as a secondary continuing obligation that each Seller will comply properly and punctually with its obligations under this agreement and each Transaction Document to which it is a party (the Sellers’ Guaranteed Obligations).
13.2	If and whenever it is agreed by the parties or finally determined in accordance with this agreement that either Seller has, or, as the case may be, both Sellers have, defaulted for any reason whatsoever in the performance of any of the Sellers’ Guaranteed Obligations, the Sellers’ Guarantor shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure satisfaction of) the Sellers’ Guaranteed Obligations in regard to which such default has been made in the manner prescribed by this agreement or the other relevant Transaction Documents and so that the same benefits shall be conferred on the Purchaser as would have been received if such obligation, commitment or undertaking had been duly performed and satisfied by the relevant Seller or, as the case may be, the Sellers.
13.3	As a separate and independent stipulation, the Sellers’ Guarantor agrees that any of the Sellers’ Guaranteed Obligations (including, without limitation, any moneys expressed to be payable) which may not be enforceable against or recoverable from the relevant Seller or, as the case may be, the Sellers by reason of any legal limitation, disability or incapacity on or of the relevant Seller or, as the case may be, the Sellers or any fact or circumstance (including, without limitation, any amendment, variation or assignment of this agreement or any Transaction Document or any waiver of its or their terms, any release of, or granting of time or other indulgence to, the Purchaser or any third party, any winding up, dissolution, reconstruction, legal limitation, incapacity or lack of corporate power or authority or other circumstances affecting the Purchaser (or any act taken by a Seller in relation to any such event), but excluding any limitation expressly imposed by this agreement) shall nevertheless be enforceable against and recoverable from the Sellers’ Guarantor as though the same had been incurred by the Sellers’ Guarantor and the Sellers’ Guarantor were the sole or principal obligor in respect thereof and shall be performed or paid by the Sellers’ Guarantor on demand provided that in no circumstances shall the liability of the Sellers’ Guarantor exceed that of the Sellers under the terms of this agreement.
13.4	The Sellers’ Guarantor warrants to the Purchaser that:
(a)	it has the power to execute and deliver this agreement and to perform its obligations under it and has taken all action necessary to authorise such execution and delivery and the performance of such obligations;

(b)	this agreement constitutes legal, valid and binding obligations of the Sellers’ Guarantor in accordance with its terms; and

(c)	the execution and delivery by the Sellers’ Guarantor of this agreement and the performance of the obligations of the Sellers’ Guarantor under it do not and will not conflict with or constitute a default under any provision of:
(i)	any agreement or instrument to which the Sellers’ Guarantor is a party; or

(ii)	the constitutional documents of the Sellers’ Guarantor; or

(iii)	any law, lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which the Sellers’ Guarantor is bound.
13.5	For the avoidance of doubt, the Purchaser’s rights and benefits under this clause 13 may be assigned in accordance with clause 16.
14.	NOTICES
14.1	Any notice or other communication to be given under this agreement must be in writing (which includes fax, but not email) and must be delivered or sent by post or fax to the party to whom it is to be given as follows:

(a)	to the Sellers at:	(b)	to the Sellers’ Guarantor at:

	Boeing Avenue 53		Boeing Avenue 53
	1119 PE Schiphol Rijk		1119 PE Schiphol Rijk
	Postbus 74763		Postbus 74763
	1070 BT		1070 BT
	Amsterdam		Amsterdam
	The Netherlands		The Netherlands

	Fax: +31 (0)207 789 871		Fax: +31 (0)207 789 871

	marked for the attention of The General		marked for the attention of The General
	Counsel,		Counsel,

	with a copy to the Sellers’ Solicitors at:		with a copy to the Sellers’ Solicitors at:

	One New Change		One New Change
	London		London
	EC4M 9QQ		EC4M 9QQ

	United Kingdom		United Kingdom

	Fax: +44 (0)207 330 9999	Fax: +44 (0)207 330 9999

	marked for the attention of Alistair Asher, Partner	marked for the attention of Alistair Asher, Partner

(c)	to the Purchaser at:

c/o Providence Equity Partners Ltd
78 Brook Street
London
W1Y 1YD

Fax: +44 (0)207 629 2778

marked for the attention of Jörg
Mohaupt

and c/o CECP Investment Advisors
France Sarl,

112 Avenue Kléber
75116 Paris
Cedex 16
France

Fax: +33 1 5370 3530

marked for the attention of Benoît Colas,

with a copy to Setterwalls at:

Arsenalsgatan 6
11147 Stockholm
Sweden

Fax: +46 8 598 890 90

marked for the attention of Jan Jensen

and copy to Freshfields Bruckhaus
Deringer at:

65 Fleet Street
London, EC4Y 1HS
United Kingdom

Fax: +44 (0)20 7832 7001

marked for the attention of David
Sonter,
or at any such other address or fax number of which it shall have given notice for this purpose to the other parties under this clause 14. Any notice or other communication sent by post shall be sent by registered post (if within the United Kingdom) (if the country of destination is the same as the country of origin) or by registered airmail (if the country of destination is not the same as the country of origin).
14.2	Any notice or other communication shall be deemed to have been given:
(a)	if delivered, on the date of delivery; or

(b)	if sent by post, on the second Business Day after it was put into the post; or

(c)	if sent by fax, on the date of transmission, if transmitted before 3.00 p.m. (local time at the country of destination) on any Business Day, and in any other case on the Business Day following the date of transmission.
14.3	In proving the giving of a notice or other communication, it shall be sufficient to prove that delivery was made or that the envelope containing the communication was properly addressed and posted by registered post or by registered airmail or that the fax was properly addressed and transmitted, as the case may be.
15.	FURTHER ASSURANCES
15.1	In relation to each Group Company and the relevant members of the Sellers’ Group being parties to any of the Transaction Documents, the Sellers shall procure the convening of all meetings, the giving of all waivers and consents, the execution of all documents and the passing of all resolutions as are necessary under statute, its constitutional documents or any agreement or obligation affecting it to give effect to this agreement and the Transaction Documents.
15.2	The Purchaser shall procure the convening of all meetings, the giving of all waivers and consents, the execution of all documents and the passing of all resolutions (except for any waivers, consents or resolutions with respect to approval from the relevant competition authorities) as are necessary under statute, its constitutional documents or any agreement or obligation affecting it to give effect to this agreement and the Transaction Documents.
16.	ASSIGNMENTS

None of the rights or obligations under this agreement may be assigned or transferred without the prior written consent of all the parties to this agreement (such consent not to be unreasonably withheld), save that the Purchaser shall have the right to assign or transfer any of its obligations, rights and benefits under this agreement:
(a)	to any entity controlling, controlled by or under common control with the Purchaser (each a Permitted Assignee) provided that if a Permitted Assignee ceases to be an entity controlling, controlled by or under common control with the Purchaser it shall immediately upon cessation assign such obligations, rights or benefits as were assigned to it to another Permitted Assignee; or

(b)	to its lenders (or their representative) by way of security for the purpose of financing the transaction contemplated by this agreement (including (a) refinancing the existing indebtedness of the Company and its subsidiaries; and (b) other facilities provided to the Purchaser, the Company and/or the Purchaser’s or the Company’s subsidiaries or holding companies) (each a Lender), and provided that (i) no such assignment shall operate to impose any additional liability or increase the liability of either Seller or any member of the Sellers’ Group pursuant to this agreement or any Transaction Document; (ii) the Purchaser notifies the Sellers promptly upon it exercising any right of assignment pursuant to this clause 16; and (iii) the Purchaser may not seek to assign, novate or otherwise transfer any of its obligations pursuant to this agreement before the payment of the Final Share Price and repayment of Inter-Company Debt pursuant to subclauses 3.4 and 3.5.
17.	PAYMENTS
17.1	Unless otherwise expressly stated (or as otherwise agreed in the case of a given payment), each payment to be made under this agreement shall be made in SEK by transfer of the relevant amount into the relevant account on or before the date the payment is due for value on that date. The relevant account for a given payment is:
(a)	if that payment is to a Seller, the account of UPC Scandinavia (on behalf of itself and UPC VI to be apportioned in accordance with their current shareholdings in the Company) at:

bank:	Fortis Bank, Rotterdam
SWIFT code:	FTSBNL2R
account number:	240035585
account name:	UPC Scandinavia Holding B.V.
or such other account as a Seller shall, not less than five Business Days before the date that payment is due, have specified by giving notice to the Purchaser for the purpose of that payment; and
(b)	if that payment is to the Purchaser, the account of the Purchaser at:

bank:	Svenska Handelsbanken AB
SWIFT code:	HANDSESS
sort code:	6001
account number:	568 528 042
account name:	Goldcup D 1434 AB
or such other account as the Purchaser shall, not less than five Business Days before the date that payment is due, have specified by giving notice to the Sellers for the purpose of that payment.
17.2	If a party defaults in making any payment when due of any sum payable under this agreement, it shall pay interest on that sum from (and including) the date on which payment is due until (but excluding) the date of actual payment (after as well as before judgment) at a rate of 12 per cent. per annum, which interest shall accrue from day to day and be compounded monthly.
17.3	If any party is required by law to make a deduction or withholding in respect of any sum payable under this agreement, such party shall, at the same time as the sum which is the subject of the deduction or withholding is payable, make a payment to the other party of such additional amount as shall be required to ensure that the net amount received by such other party will equal the full amount which would have been received by it had no such deduction or withholding been required to be made.
18.	GENERAL
18.1	The liability of the Sellers hereunder shall be joint and several.
18.2	Unless explicitly set forth in this agreement no party shall be entitled in any circumstances to terminate or rescind this agreement.
18.3	Each of the obligations, Warranties and undertakings set out in this agreement (excluding any obligation which is fully performed at Completion) shall continue in force after Completion in accordance with the terms and conditions set out in this agreement and shall not be affected by the waiver of any Condition or any notice given by the Purchaser in respect of any Condition.
18.4	Except as otherwise expressly provided in this agreement each party shall pay the costs and expenses incurred by it in connection with the entering into and completion of this agreement. To the extent not included in the definition of Indebtedness, (i) any transaction bonuses or other payments to the management of the Group Companies and any employers’ taxes incurred thereon by the Group Companies, and (ii) any costs or expenses incurred by the Group Companies (including, without limitation, the cost of preparing vendor or due diligence reports, undergoing tax or financial audits, and professional advisory fees), which, in each case, is directly related to the transactions contemplated by the Transaction Documents, shall be paid by the Sellers.
18.5	This agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and any party (including any duly authorised representative of a party) may enter into this agreement by executing a counterpart. Facsimile signatures shall be valid and binding to the same extent as original signatures.
18.6	No amendment of this agreement (or of any other Transaction Document) shall be valid unless it is in writing and duly executed by or on behalf of all of the parties to it.
18.7	The rights of each party under this agreement:
(a)	may be exercised as often as necessary;

(b)	except as otherwise expressly provided in this agreement, are cumulative and not exclusive of rights and remedies provided by law; and

(c)	may be waived only in writing and specifically.
Delay in exercising or non-exercise of any such right is not a waiver of that right.
18.8	Except as otherwise expressly stated in this agreement, a person who is not a party to this agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.
19.	WHOLE AGREEMENT
19.1	This agreement and the Transaction Documents (including, for the avoidance of doubt, any schedules or appendices thereto) contain the whole agreement between the parties relating to the transactions contemplated by this agreement and the Transaction Documents and supersede all previous agreements, whether oral or in writing, between the parties relating to these transactions.
19.2	Each party acknowledges that in agreeing to enter into this agreement and the Transaction Documents it has not relied on any representation, warranty, collateral contract or other assurance (except those set out in this agreement and the Transaction Documents) made by or on behalf of any other party before the entering into of this agreement. Each party waives all rights and remedies which, but for this subclause 19.2, might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance.
19.3	Nothing in this clause 19 limits or excludes any liability for fraud.
20.	GOVERNING LAW AND ARBITRATION
20.1	This agreement is governed by, and shall be construed in accordance with, English law.
20.2	Save as otherwise provided in this agreement, any dispute arising out of or in connection with this agreement, including without limitation any question regarding the validity, existence or termination of this agreement, shall be finally resolved by arbitration, conducted in English, by three arbitrators under the Rules of the International Chamber of Commerce (the Rules) save that the Rules shall be amended in relation to the appointment of arbitrators as set out below. The seat of arbitration shall be London.
20.3	One arbitrator shall be nominated by the Sellers and one arbitrator shall be nominated by the Purchaser. If the respondent fails to nominate an arbitrator within ten Business Days of notification by the claimant of its nominated arbitrator, the International Court of Arbitration (the Court) shall appoint an arbitrator on behalf of the respondent. The third arbitrator, who shall be the chairman of the arbitral tribunal, shall be nominated by the two arbitrators so chosen within ten Business Days of the nomination of the second arbitrator, failing which the Court shall appoint the third arbitrator.
20.4	Each Seller irrevocably appoints Liberty Global Europe Limited of Michelin House, 81 Fulham Road, London, SW3 6RD as its agent in England for service of process.
20.5	The Purchaser irrevocably appoints Providence Equity Partners Ltd of 78 Brook Street, London, W1Y 1YD, England and CECP Investment Advisors Ltd of 57 Berkeley Square, London W1J 6ER, England as its agents in England for service of process.
21.	LANGUAGE

The language of this agreement and the transactions envisaged by it is English and all notices to be given in connection with this agreement must be in English. All demands, requests, statements, certificates or other documents or communications to be provided in connection with this agreement and the transactions envisaged by it must be in English or accompanied by a certified English translation; in this case the English translation prevails unless the document or communication is a statutory or other official document or communication.
AS WITNESS this agreement has been signed by the parties (or their duly authorised representatives) on the date stated at the beginning of this agreement.

SCHEDULE 1
INTERPRETATION
1.	In this agreement:

Accounts means the audited balance sheets as at the Accounts Date and audited profit and loss accounts for the accounts period ended on that date of the Group Companies (including the audited consolidated balance sheet as at that date of the Company and the audited consolidated profit and loss account for that period of the Company) and the notes and directors’ reports relating to them;

Accounts Date means 30 September 2005;

Actual Capital Expenditure means the amount of capital expenditure incurred (on an accruals basis), net of any disposals, by the Group Companies other than in connection with VOIP telephony or to replace the digital head end platform of the Group Companies in the period between 1 January 2006 and the Completion Date, which expenditure includes only amounts incurred on assets qualifying for treatment as property, plant and equipment under US GAAP as at 31 December 2005, and, where US GAAP as at 31 December 2005 permits alternative treatments, applying US GAAP on a basis consistent with the accounting policies, principles, practices, methods, evaluation rules, procedures and estimation techniques applied and adopted by the Group Companies in the 2005 Management Accounts (where the 2005 Management Accounts are not compliant with US GAAP, US GAAP will prevail); and where the capitalisation of network and customer operations costs shall be on a basis consistent with the accounting practices, methods, evaluation rules, procedures and estimation techniques utilised in the 2005 Management Accounts. For the avoidance of doubt, the following shall not be included within Actual Capital Expenditure:
(a)	amounts incurred in breach of subparagraph 2(a) of Part 2 of Schedule 2 of this agreement;

(b)	except for amounts spent on customer premises equipment actually installed in new customer or new digital customer premises during the period from 1 January 2006 to the Completion Date, any amounts incurred for customer premises equipment;

(c)	amounts included within Actual Marketing Expenses and Customer Acquisition Costs during 2006 or of the type of costs included within this category in the 2005 Management Accounts; and

(d)	amounts of a type that were expensed in the 2005 Management Accounts;
Actual Marketing Expenses and Customer Acquisition Costs means the amount of actual third party costs (including outsourced labour) incurred in the period between 1 January 2006 and the Completion Date (on an accruals basis), net of any discounts, rebates or other refunds, by the Group Companies for advertising, media, content production (including creative costs), marketing, sales commissions, sales promotions, sales collateral, retail shop sales support materials, brochures (including content, production and distribution), direct mail, sponsorship, public relations, branding, branded gifts, fairs, sales events and exhibitions, special sales events, market research and home page expenses, together with staff costs (including retention costs), travel, entertainment, telecommunications, office supplies, non capitalised IT software, company vehicles, postage and freight costs which are directly related to these activities, and together also with any costs reported in the lines “Other — Below the Line — CAC & Marketing” in the 2005 Management Accounts. For the avoidance of doubt, the following amounts shall not be included within Actual Marketing Expenses and Customer Acquisition Costs:
(a)	amounts in relation to customer premises equipment;

(b)	amounts capitalised in the 2005 Management Accounts;

(c)	amounts which have been allocated or recharged to the Company which are part of the Sellers’ Group advertising, sales, marketing, promotion or customer acquisition program; and

(d)	amounts in respect of costs under the general services agreement dated 1 June 2002 between UPC Operations B.V. and UPC Sverige AB or any successor agreement;
Agreed Form means, in relation to any document, the form of that document which has been initialled for the purpose of identification by the Sellers’ Solicitors and the Purchaser’s Solicitors or otherwise by or on behalf of the Sellers and the Purchaser with such changes as the Sellers and the Purchaser may agree in writing before Completion;

Budget means the “2006 Budget Book V3 – Sweden SEK” dated December 2005 contained in the Data Room at index reference 1.19.02.01.05;

Budgeted Capital Expenditure means the amount set out in Schedule 10 against the heading “Budgeted Capital Expenditure” in the period between 1 January 2006 and the Completion Date;

Budgeted Marketing Expenses and Customer Acquisition Costs means the amount set out in Schedule 10 against the heading “Budgeted Marketing Expenses and Customer Acquisition Costs” in the period between 1 January 2006 and the Completion Date;

Business Day means a day (other than a Saturday or Sunday) on which banks are generally open in London and Stockholm for normal business;

Cash means the amount of cash held by the Group Companies on any relevant date calculated in accordance with the generally accepted accounting principles applied in accordance with past practice in the preparation of the monthly management accounts, including the line items entitled “cash and cash equivalents” and “restricted cash” (up to a maximum of SEK 5,232,000 of such restricted cash);

Competition Authority means the Swedish Competition Authority (Konkurrensvereket) or the European Commission as the case may be;

Completion means completion of the sale and purchase of the Shares in accordance with this agreement;

Completion Date means the date on which Completion occurs;

Completion Statement has the meaning given in Schedule 8;

Conditions means the conditions precedent set out in subclause 4.1 and Condition means any one of them;

Cure Period means 15 Business Days after service of written notice from a Seller or the Purchaser (as the case may be) pursuant to subclause 4.6;

Data Room means the documents referred to in the index of data room documents, in the Agreed Form, annexed to the Disclosure Letter;

Disclosure Letter means the letter of the same date as this agreement from the Sellers to the Purchaser;

Encumbrance means any mortgage, charge (fixed or floating), pledge, lien, option, right to acquire, right of pre-emption, assignment by way of security or trust arrangement for the purpose of providing security or other security interest of any kind (including any retention arrangement), or any agreement to create any of the foregoing;

Estimated Inter-Company Debt means Estimated Inter-Company Payables less the Estimated Inter-Company Receivables;

Estimated Inter-Company Payables means the estimates of what the Inter-Company Payables owed by any Group Company will be at the Completion Date determined in good faith by the Sellers based upon the books and records of the Group and supplied (together with reasonable supporting evidence) by the Sellers to the Purchaser prior to Completion pursuant to subclause 3.3;

Estimated Inter-Company Receivables means the estimates of what the Inter-Company Receivables owed to any Group Company will be at the Completion Date determined in good faith by the Sellers based upon the books and records of the Group and supplied (together with reasonable supporting evidence) by the Sellers to the Purchaser prior to Completion pursuant to subclause 3.3;

Estimated Net Debt means the estimate of what the Net Debt will be as at the Completion Date determined in good faith by the Sellers based upon the books and records of the Group and supplied (together with reasonable supporting evidence) by the Sellers to the Purchaser prior to Completion pursuant to subclause 3.3;

Estimated Share Price has the meaning given in subclause 3.2;

Estimated Working Capital means the estimate of what the Working Capital will be as at the Completion Date determined in good faith by the Sellers based upon the books and records of the Group and supplied (together with reasonable supporting evidence) by the Sellers to the Purchaser prior to Completion pursuant to subclause 3.3;

Final Share Price has the meaning given in subclause 3.1;

Financing Commitments means the equity commitment letter dated on or before the date of this agreement between the Purchaser and Nordic Cable Holding SCA in the Agreed Form and the interim facilities letter dated on or before the date of this agreement between the Purchaser and Goldman Sachs International as Arranger, the Underwriter and the Interim Finance Parties (each as defined therein) in the Agreed Form;

Group Companies or Group means the Company and the Subsidiaries and Group Company means any of them;

Headline Price has the meaning given in subclause 3.1;

Indebtedness means all:
(a)	indebtedness of any Group Company, whether or not contingent, for borrowed money, including, for the avoidance of doubt, Inter-Company Debt;

(b)	obligations of such Group Company evidenced by notes, bonds or debentures;

(c)	indebtedness created or arising under any securitisation, conditional sale or other title retention agreement with respect to assets of such Group Company;

(d)	obligations, contingent or otherwise, of such Group Company under bonds, guarantees, acceptance credits, letter of credit or similar facilities;

(e)	breakage costs associated with the repayment of any such Indebtedness; and

(f)	Indebtedness of others referred to in subparagraph (a) through (e) above guaranteed directly or indirectly in any manner by such Group Company or in effect guaranteed directly or indirectly by such Group Company, in each case together with accrued interest thereon, together with:
(g)	restructuring provisions in respect of employee terminations;

(h)	amounts incurred by the Group Companies (including, without limitation, the cost of preparing vendor or due diligence reports, undergoing tax or financial audits, and professional advisory fees) directly related to the transactions contemplated by the Transaction Documents;

(i)	amounts due to any employees of the Group Companies in bonuses related to the transactions contemplated by the Transaction Documents and any employers’ taxes incurred thereon by the Group Companies; and

(j)	to the extent they are liabilities of a Group Company, corporate income taxes payable, but excluding any amounts due under the Stokab Leases;
Insolvency Proceedings means any form of bankruptcy, liquidation, receivership, administration, arrangement or scheme with creditors, moratorium, interim or provisional supervision by the court or court appointee, whether in the jurisdiction of the place of incorporation or in any other jurisdiction, whether in or out of court;

Intellectual Property Rights means:
(a)	copyright, patents, database rights and rights in trade marks, designs, know-how, trade secrets, inventions, domain names and confidential information (whether registered or unregistered):

(b)	applications for registration, and rights to apply for registration, of any of the foregoing rights; and

(c)	all other intellectual property rights and equivalent or similar forms of protection existing anywhere in the world as well as rights under licenses and consents in relation to any of the foregoing;
Inter-Company Agreement Termination Letter means a letter terminating an agreement or agreements between a Group Company and a member of the Sellers’ Group with effect from Completion in the Agreed Form;

Inter-Company Agreement Termination Schedule means the schedule of agreements between certain of the Group Companies and certain members of the Sellers’ Group each of which are to be terminated pursuant to an Inter-Company Agreement Termination Letter in the Agreed Form;

Inter-Company Debt means the Inter-Company Payables less the Inter-Company Receivables;

Inter-Company Payables means any amounts owed as at the Completion Date by any Group Company to any member of the Sellers’ Group together with accrued interest, if any, up to the Completion Date on the terms of the applicable debt; for the avoidance of doubt Inter-Company Payables includes all amounts owed, outstanding or accrued in the ordinary course of trading in respect of inter-company trading activity and the provision of services, facilities and benefits between them;

Inter-Company Receivables means any amounts owed as at the Completion Date to any Group Company by any member of the Sellers’ Group together with accrued interest, if any, up to the Completion Date on the terms of the applicable debt; for the avoidance of doubt Inter-Company Receivables include all amounts owed, outstanding or accrued in the ordinary course of trading in respect of inter-company trading activity and the provision of services, facilities and benefits between them;

Key Employees means Ulf Johansson, Rolf Bive and Pär Söderlund;

Losses means losses, costs, damages, liabilities, charges, expenses and penalties;

Long Stop Date has the meaning given in subclause 4.4;

2005 Management Accounts means the management accounts of the Company for the period 1 January 2005 to 31 December 2005, which accounts are included in the Data Room at index reference 1.16.03.01.03;

Material Contracts means those contracts listed in Part 2 of Schedule 9;

MDU Contracts means those contracts listed in Part 1 of Schedule 9;

Net Debt means the aggregate of all Indebtedness of the Group as at the Completion Date:
(a)	plus an amount of SEK 14.4 million;

(b)	plus the amount (if any) by which the Actual Marketing Expenses and Customer Acquisition Costs as at the Completion Date is less than the Budgeted Marketing Expenses and Customer Acquisition Costs as at the Completion Date (and for the avoidance of doubt, Net Debt will not be reduced if the amount of Actual Marketing Expenses and Customer Acquisition Costs as at the Completion Date is greater than the Budgeted Expenses and Customer Acquisition Cost as at the Completion Date);

(c)	plus the amount (if any) by which the Actual Capital Expenditure as at the Completion Date is less than the Budgeted Capital Expenditure as at the Completion Date (and for the avoidance of doubt, Net Debt will not be reduced if the amount of Actual Capital Expenditure as at the Completion Date is greater than the Budgeted Capital Expenditure as at the Completion Date);

(d)	less the aggregate of all Cash of Group Companies as at the Completion Date, as shown by the books of the Group Companies;
Pension Scheme means the collective ITP plan of the Company’s subsidiary, UPC Sverige AB;

Person means an individual, a corporation, a partnership, an association, a limited liability company, a trust or other entity or organisation;

Power of Attorney means the power of attorney dated the date of this agreement from the Purchaser in the Agreed Form;

Pre-Completion Relief means a Relief arising to a Group Company as a result of a transaction occurring prior to Completion and that is fairly and properly attributable to a period ending on or before the Completion Date (assuming for these purposes that a period of account of the Group Company concerned is ended on the Completion Date);

Purchaser’s Custody Account means the Purchaser’s custody account with Skandinaviska Enskilda Banken AB (publ) opened by the Purchaser prior to Completion;

Purchaser’s Group means the Purchaser and all its subsidiaries, all its holding companies and all the other subsidiaries of each of its holding companies (other than the Group Companies);

Purchaser’s Relief means:
(a)	any Relief arising to any Group Company in respect of any event or transaction occurring or period ending after Closing; and

(b)	any Relief arising to any member of the Purchaser’s Group (other than any Group Company);
Purchaser’s Solicitors means Setterwalls Advokatbyrå AB, Arsenalsgatan 6, 111 47 Stockholm, Sweden and Freshfields Bruckhaus Deringer, 65 Fleet Street, London, EC4Y 1HS, United Kingdom;

Relief includes, unless the context otherwise requires, any allowance, credit, deduction, exemption or set-off in respect of any tax or relevant to the computation of any income, profits or gains for the purposes of any tax, or any repayment of or saving of tax (including any repayment supplement or interest in respect of tax);

Restricted Person means any member of the Sellers’ Group for the time being;

Retirement Benefits means benefits payable by reference to reaching, or expecting to reach, retirement or a particular age or payable by reason of serious ill-health, incapacity or death;

Sellers’ Group means each of the Sellers and all their subsidiaries, all their holding companies and all the other subsidiaries of each of their holding companies (other than the Group Companies);

Sellers’ Solicitors means Allen & Overy LLP of One New Change, London EC4M 9QQ, United Kingdom;

Shares means all the 22,115,983 Series A issued shares of a quota value SEK 1 each in the capital of the Company and all the 584,017 Series B issued shares of a quota value SEK 1 each in the capital of the Company;

Stokab Leases means the fibre and canalisation agreements and dark fibre agreements between the Company and AB Stokab;

Subsidiaries means all the companies of which details are set out in Schedule 7 and Subsidiary means any of them;

subsidiary means with respect to any Person any other Person:
(a)	whose shares or other ownership interests having by their terms the power to elect a majority of the board of directors or other persons performing similar functions are owned or controlled, directly or indirectly, by the first Person and/or one or more subsidiaries of the first Person;

(b)	who owns more than 50 per cent. of the shares, other ownership interests or voting rights in the other Person; or

(c)	whose business and policies the first Person and/or one or more subsidiaries of the first Person have the power to direct;

Swedish GAAP means generally accepted accounting principles in Sweden;

Target Working Capital means minus SEK 104,600,000;

Taxation means all forms of taxation including income, withholding, corporation, capital gains, inheritance, value added, employment, environment, property, sales, goods, wealth, customs and other import or export duties, excise duties, stamp duties, transfer taxes, social security or other similar contributions and all charges, duties, imposts and levies of a similar nature, and any interest, penalty, surcharge or fine relating to such taxation;

Taxation Authority means any authority competent to impose, administer or collect any Taxation;

Tax Warranty means the warranties on the part of the Sellers set out in section 5 of Schedule 4;

Trade Mark Licences means the trade mark licences to be entered into by UPC Broadband N.V. and UPC Sverige AB on Completion in the Agreed Form;

Transaction Documents means the Trade Mark Licences, the Transitional Services Agreements, the Disclosure Letter, the Power of Attorney and the letter dated the date of this agreement from UPC Holding B.V. to the Purchaser;

Transitional Services Agreement means the transitional services agreement to be entered into by UPC Broadband Operations B.V. and UPC Sverige AB on Completion in the Agreed Form;

US GAAP means generally accepted accounting principles in the United States of America;

Warranties means the warranties on the part of the Sellers set out in Schedule 4 of this agreement;

Warranty Claim means a claim by the Purchaser the basis of which is that a Warranty is, or is alleged to be, untrue, inaccurate or misleading;

Working Capital means the working capital of the Group as at Completion, comprising the aggregate of the line items customer related debtors (net of any allowances or provisions), sundry debtors, inventory, prepaid expenses, VAT receivable, capital creditors, trade creditors, sundry creditors, VAT payable, income tax, accrued liabilities, other liabilities, deferred revenue and all balances in relation to Taxation except that balances included within Indebtedness shall not be included, in each case calculated in accordance with the accounting policies set out in Exhibit 1 (the Working Capital Pro Forma); for the avoidance of doubt, excluding all items included in the definitions of Cash and Net Debt and all amounts due under the Stokab Leases but trade creditors will include the current element of the Stokab lease payment due as part of the normal quarterly payment;

Year-end Accounts means the audited balance sheets as at the Year-end Accounts Date and audited profit and loss accounts and the audited cash flow statements for the year ended on that date of the Group Companies (including the audited consolidated balance sheet as at that date of the Company and the audited consolidated profit and loss account and the audited consolidated cash flow statements for that period of the Company) and the notes and directors reports relating to them in the Agreed Form; and

Year-end Accounts Date means 31 December 2005.

2.	Where any statement in Schedule 4 or in the Disclosure Letter is qualified by the expression “so far as the Sellers are aware” or any similar expression, that expression or statement shall be deemed to be the actual knowledge that the Sellers have or would have had if the Sellers had made reasonable enquiry of Ulf Johansson, Rolf Bive, Pär Söderlund, such persons having, in turn, made reasonable enquiry of: Ulf Modigh, Ulrica Engbrink, Anders Ahlbeck and Gunilla Svantesson.

3.	In this agreement any reference, express or implied, to an enactment (which includes any legislation in any jurisdiction) includes:
(a)	that enactment as amended, extended or applied by or under any other enactment (before, on or after the date of this agreement);

(b)	any enactment which that enactment re-enacts (with or without modification); and

(c)	any subordinate legislation (including regulations) made (before, on or after the date of this agreement) under that enactment, including (where applicable) that enactment as amended, extended or applied as described in subparagraph (a), or under any enactment which it re enacts as described in subparagraph (b).
4.	In this agreement:
(a)	words denoting persons include bodies corporate and unincorporated associations of persons;

(b)	references to an individual include his estate and personal representatives;

(c)	subject to clause 16, references to a party to this agreement include the successors or assigns (immediate or otherwise) of that party;

(d)	the words including and include shall mean including without limitation and include without limitation, respectively;

(e)	any reference importing a gender includes the other genders;

(f)	any reference to a time of day is to London time;

(g)	any reference to € is to Euro and any reference to SEK is to Swedish kronor;

(h)	any reference to writing includes typing, printing, lithography, photography and facsimile;

(i)	any reference to a document is to that document as amended, varied or novated from time to time otherwise than in breach of this agreement or that document;

(j)	any reference to a company includes any company, corporation or other body corporate wheresoever incorporated; and

(k)	any reference to a company or firm includes any company or firm in succession to all, or substantially all, of the business of that company or firm.
5.	If there is any conflict or inconsistency between a term in the body of this agreement and a term in any of the schedules or any other document referred to or otherwise incorporated into this agreement, the term in the body of this agreement shall take precedence, unless the relevant schedule or other document which is referred to or otherwise incorporated into this agreement expressly provides that the term in it is to take precedence over the term in the body of this agreement.
6.	The eiusdem generis rule does not apply to this agreement. Accordingly, specific words indicating a type, class or category of thing shall not restrict the meaning of general words following such specific words, such as general words introduced by the word other or a similar expression. Similarly, general words followed by specific words shall not be restricted in meaning to the type, class or category of thing indicated by such specific words.

7.	A reference in this agreement to any English legal term for any action, remedy, method or form of judicial proceeding, legal document, court or any other legal concept or matter shall be deemed to include a reference to the corresponding or most similar legal term in any jurisdiction other than England, to the extent that such jurisdiction is relevant to the transactions contemplated by this agreement or the terms of this agreement.

SCHEDULE 2
PRE-COMPLETION
1.	Access

Until Completion the Sellers shall (to the extent permitted by law or regulation) provide such information regarding the businesses and affairs of the Group Companies as the Purchaser may reasonably require and allow the Purchaser and its authorised representatives, upon reasonable notice, reasonable access to the books and records and other documents and data relating to the Group Companies and the properties and employees involved in the conduct of the businesses and affairs of the Group Companies, provided that the obligations of the Sellers under this paragraph 1 shall not extend to allowing access to information which is reasonably regarded as confidential to the activities of the Sellers’ Group otherwise than in connection with the businesses and affairs of the Group Companies.
2.	Conduct of business

Until Completion the Sellers shall procure that, except with the written consent of the Purchaser (not to be unreasonably withheld or delayed), no Group Company shall subject as specifically disclosed in the Disclosure Letter:
(a)	except as provided in the line items for each relevant month of the Budget, incur capital expenditure exceeding SEK 5,000,000 in aggregate; or

(b)	dispose of or create any Encumbrance in respect of any part of its assets or grant, issue or redeem any mortgage, charge, debenture or other security or give any guarantee or indemnity or any similar commitment except, in each case, in the ordinary course of trading; or

(c)	make loans exceeding SEK 100,000 in aggregate or borrow any money (except borrowings from its bankers not exceeding SEK 1,000,000 in aggregate) or make any payments out of or drawings on its bank account(s) (except routine payments or drawings under existing intra group arrangements); or

(d)	except as provided in the line items for each relevant month of the Budget, enter into any contract or other trading or financial arrangement with the Sellers’ Group or amend the terms of any existing contract or other trading or financial arrangement with the Sellers’ Group (except as provided in the Transaction Documents); or

(e)	declare, make or pay any dividend, capital contribution or other distribution or repay or capitalise any debt (other than inter-company debt); or

(f)	(i)	save for the payment to the management of the Group Companies (which is not set out in the Budget but which would constitute Indebtedness as that term is defined in this agreement) make any material change in the terms and conditions of employment of all employees that would result in an aggregate increase in the total employment costs set out in the Budget of more than three per cent; or
(ii)	except as provided in the line items for each relevant month of the Budget, make any other material change in the terms and conditions of all employees or any substantial group thereof or any individual Key Employee; or

(iii)	except as provided in the line items for each relevant month of the Budget, employ any person with an aggregate salary and bonus exceeding SEK 1,000,000 (gross) per annum; or

(iv)	terminate (except for good cause) the employment of any Key Employee; or
(g)	except as provided in the line items for each relevant month of the Budget, make, or announce to any person any proposal to make, any material change or addition to any Retirement Benefit of or in respect of any of its directors, employees, former directors or former employees (or any dependant of any such person) or to the Pension Scheme other than any change required by law or regulation; or

(h)	except as provided in the line items for each relevant month of the Budget, grant or create, or announce to any person any proposal to grant or create, any material additional Retirement Benefit or take any action or allow any action to be taken in relation to the Pension Scheme other than in the ordinary course of administering the Pension Scheme or omit to take any action necessary or prudent for the ordinary proper operation of the Pension Scheme; or

(i)	permit any of its insurances to lapse or do anything which would make any policy of insurance void or voidable; or

(j)	create, issue, purchase, convert or redeem any class of share capital, shares or other equity related instruments; or

(k)	conduct its business in a manner materially divergent from the strategy set out for such Group Company in the Budget; or

(l)	pass any resolution of its shareholders or any class of shareholders, whether in general meeting or otherwise other than for its shareholders to comply with their obligations under the Transaction Documents or other than as required by applicable law; or

(m)	except as provided in the line items for each relevant month of the Budget, settle, cancel, waive or commence any litigation, arbitration, dispute or material claim or right, or alternative dispute resolution proceedings the value of which exceeds SEK 5,000,000 in aggregate; or

(n)	change its accounting policies, principles and practices, working capital practices or accounting reference date or depart from past practices for the collection of receivables or the discharge of payables; or

(o)	except as provided in the line items for each relevant month of the Budget, enter into any transaction or commitment or assume or incur any liability (including any contingent liability) the value of which exceeds SEK 10,000,000 in aggregate other than in the ordinary course of business; or

(p)	enter into voluntary liquidation; or

(q)	incur any additional indebtedness, other than from the Sellers’ Group or from lease commitments entered into in connection with the Stokab Leases in the ordinary course of business of more than SEK 10,000,000 in aggregate, including finance leases, factoring or securitisation arrangements; or

(r)	pay any amount to satisfy, compromise or otherwise settle in whole or in part any obligation of the Sellers’ Group; or

(s)	unilaterally terminate any MDU Contract; or

(t)	agree or commit, conditionally or otherwise, to do any of the foregoing; or

(u)	in any other way depart from the ordinary and usual course of its day to day trading or contravene applicable laws, licences permits or authorisations so as to have a material adverse effect on the business of the Group.
3.	Negotiations with third parties

From the date of this agreement until 1 September 2006, the Sellers will not, directly or indirectly, negotiate with, or solicit or encourage any offers or provide any information or assistance to, any third party in relation to the acquisition or proposed acquisition of any interest in the Group Companies (or any part of their respective undertakings or businesses) otherwise than as contemplated by this agreement.

4.	Disputes about MDU Contracts

The Sellers shall, and shall procure that each member of the Sellers’ Group or a Group Company shall, after receiving written notice of any litigation, arbitration or dispute relating to any MDU Contract (MDU Contract Dispute), give the Purchaser prompt notice and particulars of the MDU Contract Dispute and consult with the Purchaser in good faith about the conduct of the MDU Contract Dispute and keep the Purchaser regularly informed about the progress of the MDU Contract Dispute.

5.	Tax

Each Group Company will pay all Taxation consistent with past practice in the ordinary course of business and so as not to incur any penalty for late payment in the period between the date of this agreement and Completion.

6.	Lease termination

The Sellers shall co-operate with the Purchaser in good faith to agree with the landlord that the notice required to terminate the lease agreement contained in the Data Room at index reference 1.06.02.01.02 may be served at a later date than 28 May 2006 and agree to support such things as are reasonably required by the Purchaser in relation to procuring that such notice is so served (subject to being indemnified by the Purchaser for all reasonable third party costs incurred).

SCHEDULE 3
COMPLETION
PART 1
SELLERS’ OBLIGATIONS
1.	At Completion the Sellers shall procure the delivery to the Purchaser of:
(a)	general powers of attorney as notified by the Purchaser to the Sellers at least 10 Business Days prior to Completion enabling persons appointed by the Purchaser to sign for and on behalf of each of the Group Companies until signatories appointed by the Purchaser immediately following Completion have been duly registered;

(b)	subject to the Purchaser having opened (and maintaining) the Purchaser’s Custody Account and upon the receipt of the Estimated Share Price, the Shares to the Purchaser’s Custody Account;

(c)	any of the Transaction Documents to which either Seller or both Sellers and/or any member of the Sellers’ Group is party, duly executed by the relevant Seller or both Sellers and/or the relevant member of the Sellers’ Group;

(d)	the resignations of Robert Dunn, Anton Tuijten and Walter Musselman from the boards of the Company and UPC Sverige AB and the resignations of such other directors and deputy directors as notified by the Purchaser to the Sellers at least 10 Business Days prior to Completion;

(e)	confirmation that all contracts and arrangements with the Group Companies, including those set out in the Inter-Company Agreement Termination List, have been terminated save as set out in the Transaction Documents and this agreement, and deliver the Inter-Company Agreement Termination Letters in accordance with clause 6;

(f)	documents evidencing that all the pledges over the Shares, securities account and the intercompany receivables owing by Group Companies granted by certain members of the Sellers’ Group to TD Bank Europe Limited and others have been released; and

(g)	Cash of not less than SEK 14.4 million in the Group Companies.
2.	At Completion the Sellers shall provide assistance to the Purchaser to enable it to appoint such directors to the boards of, and authorised signatories of, the Group Companies as notified by the Purchaser to the Sellers at least 10 Business Days prior to Completion.
3.	At Completion the Sellers shall procure the repayment of the Estimated Inter-Company Receivables in accordance with subclause 3.5.
4.	At Completion, the Sellers shall procure that each Group Company is released from all guarantees and indemnities given by that Group Company in respect of any liability or obligation of a Seller or any other member of the Sellers’ Group.

PART 2
PURCHASER’S OBLIGATIONS
At Completion the Purchaser shall:
(a)	make a payment to the Sellers of the Estimated Share Price and procure the repayment of the Estimated Inter-Company Payables in accordance with subclause 3.5; and
(b)	deliver to the Sellers a counterpart of each of such Transaction Documents as the Purchaser is party to, duly executed by the Purchaser.

SCHEDULE 4
WARRANTIES

1.	General
2.	Accounts and Financial
3.	Commercial
4.	Regulatory and Compliance
5.	Taxation
6.	Properties
7.	Employees, Pensions and Incentives
1.	GENERAL

1.1	Recitals and schedules

The particulars relating to the Group Companies set out in the recitals and schedules to this agreement are true and accurate.
1.2 Incorporation, constitutional documents, statutory books and returns
(a)	Each Group Company is validly existing under the laws of its jurisdiction of incorporation and the shares of each Group Company have been validly issued and fully paid.
(b)	Copies of the constitutional and corporate documents of each Group Company which are contained in the Data Room at index references 1.02.04.01.01 – 1.02.04.01.03 (inclusive) and 1.02.05.01.01 – 1.02.05.01.03 (inclusive) are accurate and complete.
(c)	All statutory books and registers of each Group Company are accurate and complete in all material respects, and no written notice or allegation that any of them is incorrect or should be rectified has been received.
(d)	All particulars, resolutions and other corporate documents which a Group Company is required by law to file with or deliver to any relevant authority have so far as the Sellers are aware, been correctly made up and duly filed or delivered and are kept in good order in all material respects with the respective Group Company.
1.3	Ownership of the Shares
(a)	The Shares, details of which are set out opposite “issued capital” and “shareholder” in Schedule 6, constitute the whole of the issued share capital of the Company.
(b)	The shares, details of which are set out opposite “issued capital” and “shareholder” under a Subsidiary’s name in Schedule 7, constitute the whole of the issued share capital of that Subsidiary. All such shares are owned by the Company or another Group Company free from any Encumbrance.
(c)	There is no agreement, arrangement, resolution or obligation requiring any Group Company to issue any shares, share capital or equity related instrument or grant any other right to subscribe for, or to be issued, any share capital either now or at any future date and no third party has the right, due to warrants, convertibles, options or otherwise, to acquire any shares in any of the Group Companies or to require that any of the Group Companies convert or exchange any instrument into shares in any Group Company.
(d)	There is no Encumbrance on, over or affecting any of the Shares and no person has claimed to be entitled to any such Encumbrance.

1.4	Subsidiaries and associations

No Group Company:
(a)	holds or beneficially owns or has agreed to acquire any securities of any other company other than another Group Company; or

(b)	is, or has agreed to become, a member of any partnership (whether incorporated or unincorporated) or joint venture (other than recognised trade associations).
1.5 Ownership of assets
(a)	At the Year-end Accounts Date all the material fixed assets included in the Year-end Accounts were owned by the relevant Group Company.
(b)	The assets which each Group Company owns, leases or otherwise has the right to use (or will, should the Sellers and the Purchaser so agree, have the right to use under the Transaction Documents) comprise all the assets (other than any asset(s) which the Purchaser elects that a Group Company should not have the right to use under the Transaction Documents) necessary for the continuation of its business in all material respects as carried on at the date of this agreement.
(c)	Except for current assets subject to retention or reservation of title by the supplier thereof, none of the property, material assets, undertaking or goodwill of any Group Company is subject to any Encumbrance or any right to use or, as regards owned assets, right to claim ownership.
1.6	Compliance with statutes

Since 30 November 2002, no Group Company, nor (so far as the Sellers are aware) any of the officers, agents or employees of any Group Company (during the course of his duties), has done or omitted to do anything which is a contravention of any statute, order, regulation or the like and which has resulted or may result in any fine, penalty or other liability or sanction on the part of any Group Company which would have an adverse effect on the Group’s business taken as a whole.
1.7	Litigation
(a)	No Group Company is plaintiff or defendant in any litigation, arbitration or dispute the value of which exceeds SEK 5,000,000 (except as plaintiff for collection of debts not exceeding SEK 100,000 in the case of any one debt being collected), nor, so far as the Sellers are aware, has any such litigation or arbitration been threatened in writing by or against any Group Company.
(b)	Details of all litigation, arbitration or alternative dispute resolution proceedings the value of which exceeds SEK 5,000,000 in which a Group Company is a plaintiff or defendant (except as plaintiff for collection of debts not exceeding SEK 100,000 in the case of any one debt being collected) are contained in the Data Room.
(c)	No Group Company has received written notice of any dispute with any counterparty to any MDU Contract.
(d)	Notwithstanding any other term of this agreement, the only warranties that are given in relation to litigation are those contained in this subparagraph 1.7.
1.8	Environmental matters
(a)	In this paragraph Environmental Law means all statutes, common law and regulations concerning the protection of human health or the environment or the generation, transportation, storage, treatment or disposal of any natural or artificial substance likely to cause significant harm to persons or any other living organism, or likely to cause significant damage to the environment or public health or welfare and capable of enforcement by legal process in Sweden.
(b)	Notwithstanding any other term of this agreement, the only warranties that are given in relation to the environment are those contained in this subparagraph 1.8.
(c)	So far as the Sellers are aware, no Group Company has received any written notice or communication that it is in material breach of any Environmental Law, in material breach of any environmental permit or that any material environmental permit is being revoked, amended, varied or withdrawn.
1.9	Insolvency
(a)	No Group Company or any part of the assets or undertaking of any Group Company is subject to any Insolvency Proceedings.
(b)	No Group Company has stopped or suspended payment of its debts, become unable to pay its debts or otherwise become insolvent in any relevant jurisdiction.
1.10 Capacity and consequences of sale
(a)	Each Seller has the power to execute and deliver this agreement and to perform its obligations under it and has taken all action necessary to authorise such execution and delivery and the performance of such obligations and each Seller and each member of the Sellers’ Group which is party to any of the Transaction Documents has the power to execute and deliver each of the Transaction Documents to which it is or will be a party and to perform its obligations under each of them and has taken all action necessary to authorise such execution and delivery and the performance of such obligations.
(b)	This agreement constitutes, and each of the Transaction Documents to which it is or will be a party will, when executed, constitute legal, valid and binding obligations on each Seller and such members of the Sellers’ Group which is a party to any of the Transaction Documents in accordance with its terms.
(c)	The execution and delivery by each Seller of this agreement and by the relevant members of the Sellers’ Group of each of the Transaction Documents to which it is or will be a party and the performance of the obligations of each Seller under it and each of them do not and will not:
(i)	materially conflict with or constitute a material default under any provision of:
(A)	any agreement or instrument to which either Seller is a party; or

(B)	the constitutional documents, including any shareholders’ or board resolution, of either Seller or any Group Company; or

(C)	any law, lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which either Seller or any Group Company is bound; or
(ii)	result in the creation or imposition of any Encumbrance on any of the Shares or any of the material property or material assets of any Group Company.
1.11	Relationship with the Sellers and the Sellers’ Group

As of Completion and save as set out in the Transaction Documents, there will be no agreements with consideration payable over the remainder of their term in excess of SEK 2,000,000 in aggregate or SEK 900,000 in respect of any single agreement between the Sellers or any member of the

Sellers’ Group and any Group Company and neither the Sellers nor any member of the Sellers’ Group has any claims against or right to make any claim against any of the Group Companies including claims for repayment of shareholders’ contributions.

2.	ACCOUNTS AND FINANCIAL
2.1	Accuracy of Accounts

The Accounts:
(a)	have been prepared in accordance with Swedish GAAP and the policies applied in preparing the Accounts have been consistently applied in the audited financial statements of the preceding two accounting periods; and

(b)	on the basis of Swedish GAAP, give a true and fair view of the state of affairs of each of the Group Companies as at the Accounts Date and of the profit or loss of each of the Group Companies for the period ended on the Accounts Date.
2.2	Position since Year-end Accounts Date

Since the Year-end Accounts Date:
(a)	there has been no material and adverse change in the financial position or trading of the Group Companies as a whole except as a result of factors generally affecting similar businesses;

(b)	the business of the Group Companies has in all material respects been carried on in the ordinary and usual course;

(c)	except for any dividends or other distributions provided for in the Year-end Accounts or in this agreement or under existing intra group arrangements for the repayment of inter company loans with available Cash in accordance with past practice, no dividend, capital contribution, repayment or capitalisation of shareholder contribution or loan, or any other distribution has been declared, made or paid by a Group Company;

(d)	no shares, share capital or equity related instruments have been issued or agreed to be issued by a Group Company, nor has there been any redemption of shares in any Group Company;

(e)	no Group Company has entered into or agreed to enter into capital commitments exceeding SEK 5,000,000 in aggregate or any other transaction or commitment or assumed or incurred any liability (including contingent liabilities) or made any payments not provided for in the Year-end Accounts other than in the ordinary course;

(f)	no Group Company has disposed of, or granted any Encumbrance over any of the assets of any Group Company with a book value of SEK 5,000,000 in aggregate;

(g)	each Group Company has paid its trade payables and collected its trade receivables in the ordinary course and in accordance with past practice;

(h)	no Group Company has made any loan exceeding SEK 100,000 or borrowed any money (except borrowings from its bankers not exceeding SEK 1,000,000) or made any payments out of or drawings on its bank account(s) (except routine payments or drawings under existing intra-group arrangements);

(i)	no Group Company has repaid any of their loans existing as at the Year-end Accounts Date, other than as required in the agreements governing such loans or in the ordinary course of business;

(j)	no Group Company has changed its accounting policy or accounting reference date;

(k)	no Group Company has made any material changes in terms of employment of any of its employees with an aggregate salary and bonus exceeding SEK 1,000,000 (gross) per annum;

(l)	no Group Company has settled, cancelled or waived any material claim or right other than collection of debts in the ordinary course of trading;

(m)	no Group Company has entered into any transaction at an undervalue; and

(n)	no Group Company has committed to any of the above.
2.3	Year-end Accounts

The Year-end Accounts:
(a)	have been prepared in accordance with Swedish GAAP and the policies applied in preparing the Year-end Accounts have been consistently applied in the audited financial statements of the preceding two accounting periods; and

(b)	on the basis of Swedish GAAP, give a true and fair view of the state of affairs of each of the Group Companies as at the Year-end Accounts Date and of the profit or loss and cash flows of each of the Group Companies for the period ended on the Year-end Accounts Date.
2.4	Management accounts

The monthly management accounts of the Group Companies for the year to date 28 February 2006 (which it is acknowledged have not been the subject of an audit report) have been prepared with due care and attention on a basis consistent in all material respects with the basis employed in the preparation of the Group Companies’ management accounts for the preceding 12 months.
2.5	Books and records

All accounts and other financial records of each of the Group Companies for the last two years have been kept in all material respects in accordance with the laws and regulations applicable to the Group Companies, and, so far as the Sellers are aware, have been duly filed with the relevant authorities and are in the control of the respective Group Company.

3.	COMMERCIAL
3.1	Suppliers

So far as the Sellers are aware, no material supplier of a Group Company has terminated or expressed an intention in writing to terminate any contract with any Group Company prior to or after Completion save for any intra-group arrangements terminated in connection with the Transaction Documents.

3.2	Material contracts
(a)	So far as the Sellers are aware, no Group Company is a party to any contract, arrangement or obligation which:
(i)	is not in the ordinary course of the relevant Group Company’s business; or

(ii)	requires an aggregate consideration payable over the remainder of its term by the relevant Group Company in excess of SEK 20,000,000.
(b)	So far as the Sellers are aware:
(i)	all agreements which are material to the Group Companies’ business are disclosed in the Data Room;

(ii)	the MDU Contracts are the three largest agreements (by number of apartments supplied) between Group Companies and residential landlords;

(iii)	no Group Company is in material breach of any Material Contract or MDU Contract and no counterparty is in material breach of any Material Contract or MDU Contract;

(iv)	no counterparty to a Material Contract has terminated or expressed an intention in writing to terminate that Material Contract; and

(v)	no counterparty to an MDU Contract has given any Group Company notice of an express intention to terminate that MDU Contract.
3.3	Agreements
(a)	So far as the Sellers are aware, no Group Company is a party to any agreement which restricts its freedom to carry on the whole or any material part of its business as it does at present in such manner as it thinks fit.
(b)	The contractual rights which each Group Company has (or will, should the Sellers and the Purchaser so agree, have under the Transaction Documents) comprise all the contractual rights (other than any contractual rights which the Purchaser elects that a Group Company should not have under the Transaction Documents) necessary for the continuation of its business in all material respects as carried on at the date of this agreement.
3.4	Intellectual property
(a)	No Group Company has received written notice claiming that it infringes any right in confidential information or any Intellectual Property Right of a third party.
(b)	So far as the Sellers are aware there is no infringement by any third party in respect of any Group Company’s Intellectual Property Rights.

3.5	Insurance
(a)	To the extent that any Group Company is required by law to be insured against any risk, that Group Company is insured against that risk in the amount required.
(b)	The insurance policies of the Group Companies which are material to the business of the Group Companies are disclosed in the Data Room.
(c)	There are no material outstanding claims in respect of the Group Companies under the insurance policies of the Group Companies which are material to the business of the Group Companies.
(d)	So far as the Sellers are aware, each insurance policy of the Group Companies is valid and enforceable.
3.6	Powers of attorney

No Group Company has granted any power of attorney or similar authority to anyone other than a director, employee or agent of that Group Company which remains in force.
3.7	Subscribers

As at the Year-end Accounts Date the Group Companies had:
(a)	revenue generating units of not less than:
(i)	88,283 in respect of broadband internet connections;

(ii)	120,401 in respect of their basic analogue cable TV offering;

(iii)	113,561 in respect of their lifeline analogue cable TV offering; and

(iv)	57,114 in respect of their digital cable TV offering;
(b)	homes connected of not less than 283,612; and

(c)	homes connected upgraded for broadband internet access of not less than 273,079.

4.	REGULATORY AND COMPLIANCE
4.1	Each Group Company has all material licences, registrations and other authorisations (public and private) reasonably necessary for the operation of its business in the places and in the manner in which such business is carried out at today’s date (together the Authorities).
4.2	No written notice has been received by any Group Company to the effect that it is not currently in compliance with all Authorities and no Group Company has received any written notice of a pending action or other proceeding which seeks the revocation, suspension or alteration of any such Authority and which may have a material adverse effect on the business of the Group Companies.

5.	TAXATION
5.1	General
(a)	Taxation liabilities

All Taxation for which a Group Company is liable and which has finally fallen due for payment has been duly paid.
(b)	Taxation returns

All material notices, computations and returns which ought to have been given or made have been properly and duly submitted by each Group Company to the relevant Taxation authorities and all information, notices, computations and returns submitted to such authorities are true, accurate and complete in all material respects and are not the subject of any dispute. All records which a Group Company is required to keep for Taxation purposes have been duly kept and are available for inspection at the premises of the Group Company.

(c)	Extensions of time for filing

No Group Company has asked for any extensions of time for the filing of any tax returns or other documents relating to Taxation in the past two years.

(d)	Claims and requests for treatment

All claims or other requests for any particular treatment relating to Taxation that have been taken into account in computing any amount in the Year-end Accounts and the time limit for the making of which has passed have been duly made.

(e)	Penalties and interest

No Group Company has within the past three years paid or become liable to pay any penalty interest, penalty, surcharge or fine relating to Taxation.

(f)	Investigations

No Group Company has within the past 12 months been subject to or is currently subject to any non routine investigation, audit or visit by any Taxation or excise authority.

(g)	Claims from Taxation Authorities

No deficiency in any Taxation payment and no additional assessment of Taxation in respect of the period up to and including the Completion date will be claimed or made by any Taxation Authority for any year or part thereof in respect of any of the Group Companies, not provided for in the Year-end Accounts and there is no valid basis for any such claim or assessment.

5.2	Deductions and withholdings

Each Group Company has made all deductions in respect of, or on account of, any Taxation from any payments made by it which it is obliged by law to make and has duly accounted to the appropriate authority for all amounts so deducted.

5.3	Completion

So far as the Sellers are aware, no charge to Taxation will arise on a Group Company by virtue of the sale of the Shares pursuant to this agreement.

5.4	Tax residence

So far as the Sellers are aware, no Group Company is treated for any Taxation purpose as resident in a country other than the country of its incorporation and no Group Company has, or has had within the past five years, a branch, agency or permanent establishment in a country other than the country of its incorporation.

5.5	Intra-group transactions

No transactions relating to periods ending on or before Completion involving a Group Company have taken place which are such that that Group Company’s profits for tax purposes for such periods have been or will be increased pursuant to applicable Swedish transfer pricing law.

5.6	Value added tax

(a)	Each Group Company is duly registered for the purposes of VAT in Sweden.

(b)	Each Group Company has complied with all statutory provisions, rules, regulations, orders and directions concerning VAT, including the making on time of accurate returns and payments and the maintenance of records.

5.7	Tax election

No Group Company has elected to be treated as a corporation, a partnership or as disregarded as an entity separate from its owner for US federal income tax purposes under US Treasury Regulations section 301.7701-3 although, for the avoidance of doubt, each relevant Group Company has been treated by the Sellers as a corporation for US tax purposes.

6.	PROPERTIES

6.1	Details of all material properties used by the Group Companies are contained in the Data Room.

6.2	In respect of the material properties used by the Group Companies, no Group Company has received any written notice of early termination of any relevant lease.

7.	EMPLOYEES, PENSIONS AND INCENTIVES

7.1	Employees
(a)	The Sellers have disclosed to the Purchaser in respect of the Group Companies:
(i)	by reference to appropriate categories, remuneration payable and other principal benefits provided to and material terms of employment of Key Employees;

(ii)	brief details of the bonus and incentive schemes for employees; and

(iii)	any collective bargaining agreements to which the Group Companies are parties.
(b)	None of the Key Employees has given or been given notice to terminate his employment.

(c)	No material dispute has arisen within the last 12 months:
(i)	between a Group Company and a material number or category of employees; or

(ii)	with any trade union.
(d)	So far as the Sellers are aware, there is no pending or threatened strike by any trade union or any employees.
7.2	Pensions
(a)	The Pension Scheme is the only pension scheme relating to the Group Companies.

(b)	Particulars of the Pension Scheme and the Retirement Benefits have been disclosed to the Purchaser, such particulars being full and accurate in all material respects.

(c)	13.1 per cent. of aggregate salaries were paid by the Group Companies as premiums to the Pension Scheme in 2004 and 12.3 per cent. of aggregate salaries were paid by the Group Companies as premiums to the Pension Scheme in 2005. No written notice has been received by any of the Group Companies of any material increase in the pension premiums for the Pension Scheme.

(d)	All contributions to the Pension Scheme due to be paid by the Group Companies have been paid.

SCHEDULE 5
WARRANTY CLAIMS
1.	Acknowledgement

The Purchaser acknowledges and agrees that:
(a)	the Warranties are the only representations, warranties or other assurances given by or on behalf of the Sellers or any member of the Sellers’ Group and on which the Purchaser may rely in entering into this agreement;

(b)	no other statement, promise or forecast made by or on behalf of the Sellers or any member of the Sellers’ Group may form the basis of, or be pleaded in connection with any claim by the Purchaser under or in connection with this agreement; and

(c)	at the time of entering into this agreement it is not aware of any matter or thing which is inconsistent with the Warranties (save to the extent that this has been fairly disclosed in the Data Room, the Disclosure Letter or this agreement) or constitutes a breach of any of the Warranties.
2.	Exclusions

The Sellers shall not be liable in respect of a Warranty Claim to the extent that it relates to any liability or obligation on the part of a Group Company:
(a)	to the extent provision is made, or of which the payment or discharge is taken into account or recorded in the Year-end Accounts; or

(b)	which would not have arisen but for a change in legislation or a change in the interpretation of legislation on the basis of case law made after Completion (whether relating to Taxation, the rate of Taxation or otherwise) or any amendment to or the withdrawal of any practice previously published by a Taxation Authority, in either case occurring after Completion, whether or not that change, amendment or withdrawal purports to be effective retrospectively in whole or in part; or

(c)	which arises as a result of any change after Completion of the date to which the Group Companies makes up its accounts or in the bases, methods or policies of accounting of the Group Companies other than a change which is reported by the auditors for the time being of the Group Companies to be necessary in their opinion because such bases, methods or policies of accounting as at the date of Completion are not in accordance with any published accounting practice or principle then current; or

(d)	occasioned by any voluntary act or omission of the Purchaser or any Group Company after Completion outside the ordinary and usual course of business of a Group Company at Completion or within such ordinary course of business to the extent the Purchaser fails to discharge its duties under paragraph 9 of this Schedule 5; or

(e)	of which the Purchaser has actual knowledge at the date of this agreement (and, without prejudice to the generality of the foregoing, the Purchaser shall be deemed to have actual knowledge of the contents of the Data Room and any due diligence report prepared by or for any member of the Purchaser’s Group and made available to any member of the Purchaser’s Group on or before the date of this agreement); or

(f)	where the liability or obligation is a tax deductible item, in which case the amount which, but for this provision, would be recoverable under this agreement shall be reduced by an amount equal to the recoverable amount multiplied by the corporate tax rate applicable in the relevant jurisdiction of the Purchaser or the Group Company, as the case may be, provided that:
(i)	such reduction of the recoverable amount shall only be made to the extent that the tax deductible item results in an actual reduction of the Taxation paid by the Purchaser or the relevant Group Company in the year in which the liability or obligation giving rise to the Warranty Claim is incurred or the following year; and

(ii)	the Purchaser shall or shall procure that the relevant Group Company shall use reasonable endeavours to utilise any tax deduction resulting from such liability or obligation in priority to any other Relief available to the Purchaser or the relevant Group Company in the year in which such liability or obligation is incurred or the following year; or
(g)	which arises or is increased as a result of the failure or omission of any of the Group Companies to make any valid claim, election, surrender or disclaimer, to give any valid notice or consent or to do any other thing under the provisions of any enactment or regulation relating to Taxation after Completion the making, giving or doing of which was taken into account in computing the provisions for Taxation in the Year-end Accounts; or

(h)	which arises or is increased as a result of any claim, election, surrender or disclaimer made or notice or consent given after Completion by any of the Group Companies or any member of the Purchaser’s Group under the provisions of any enactment or regulation relating to Taxation other than any claim, election, surrender, disclaimer, notice or consent assumed to have been made, given or done in computing the amount of any allowance, provision or reserve in the Year-end Accounts or which is made at the prior request of the Seller pursuant to its rights; or

(i)	which would not have arisen but for a cessation, or any change in the nature or conduct, of any trade carried on by the Group Companies at Completion, being a cessation or change occurring on or after Completion; or

(j)	occasioned by any act, omission or transaction outside the ordinary and usual course of business which is carried out or effected prior to Completion by, or at the written request or with the written approval of any member of the Purchaser’s Group (or any of their respective directors, officers or employees) save where such act, omission or transaction is required to comply with a legally binding commitment of a Group Company entered into prior to Completion; or

(k)	to the extent that it is a liability to Taxation and a Pre-Completion Relief is available and is allowed by law to mitigate that liability (including by way of surrender from another Group Company) or would have been available if it had not been used by a Group Company or a member of the Purchaser’s Group to mitigate its liability to Taxation in respect of a transaction occurring after Completion, provided that no Pre-Completion Relief shall be taken into account so as to limit a claim that the Purchaser would otherwise have under this agreement on more than one occasion.
3.	Limitations not applicable

3.1	In the event of a breach of a Warranty set out in paragraphs 1.2(a), 1.3, 1.4, 1.5, 1.9, 1.10, 1.11 and 4 of Schedule 4 (including any such Warranty as repeated in accordance with subclause 7.1), none of the limitations set out in this Schedule 5 shall apply.

3.2	None of the limitations contained in this Schedule 5 shall limit or exclude any liability for fraud.
4.	De minimis claims
4.1	Subject to subparagraph 4.2, the Sellers shall not be liable in respect of any Warranty Claim unless the amount of damages to which the Purchaser would, but for this subparagraph 4.1, be entitled as a result of that Warranty Claim is at least SEK 1,000,000.
4.2	If more than one Warranty Claim arises from, or is caused by, the same or substantially the same matter, matters, circumstance or circumstances and the aggregate amount of damages to which the Purchaser would be entitled as a result of those Warranty Claims is equal to or exceeds the sum specified in subparagraph 4.1, subparagraph 4.1 shall not apply to any of those Warranty Claims.
5.	Threshold

The Sellers shall not be liable in respect of any Warranty Claim unless the amount of all Warranty Claims exceeds SEK 20,000,000, in which case the Purchaser shall only be entitled to such amount by which the Warranty Claims exceed SEK 20,000,000.
6.	Aggregate limit

The maximum aggregate liability of the Sellers in respect of any and all Warranty Claims shall not exceed SEK 300,000,000.
7.	Time limits

The liability of the Sellers in respect of the Warranties shall terminate:
(a)	on the sixth anniversary of Completion in respect of those Warranties set out in section 5 (Taxation) of Schedule 4 and of any other Warranties so far as they relate to Taxation; and

(b)	on the 15 month anniversary of Completion in respect of all other Warranties, except in respect of any Warranty Claim of which notice is given to the Sellers before the relevant anniversary set out above. The liability of the Sellers in respect of any Warranty Claim shall in any event terminate if proceedings in respect of it have not been commenced within four months after the giving of notice of the Warranty Claim pursuant to subclause 7.3 unless that Warranty Claim arises as a result of, or in connection with, a Third Party Claim (as defined in subparagraph 8.1 of this Schedule 5) and the Sellers shall have assumed conduct of that Third Party Claim in accordance with subparagraph 8.1 of this Schedule 5.
8.	Conduct of third party claims
8.1	If a Warranty Claim other than in respect of a Tax Warranty arises as a result of, or in connection with, a liability or alleged liability to a third party (a Third Party Claim), then the Sellers may elect to assume the conduct of any appeal, dispute, compromise or defence of the Third Party Claim and of any incidental negotiations on the following terms:
(a)	the Sellers shall first indemnify the Purchaser and the relevant Group Company against all liabilities, charges, costs and expenses which they may reasonably incur in connection with the Third Party Claim and in taking any such action as the Sellers may require in accordance with this subparagraph 8.1;

(b)	the Purchaser shall procure the relevant Group Company to make available to the Sellers such persons and such information as the Sellers may reasonably require for accessing, contesting, appealing or compromising the Third Party Claim;

(c)	the Purchaser shall procure that the relevant Group Company takes such action to access, contest, appeal, dispute, defend or compromise the Third Party Claim as may reasonably be requested by the Sellers and does not make any admission of liability, agreement, settlement or compromise in relation to the Third Party Claim without the prior written approval of the Sellers; and

(d)	the Sellers shall keep the Purchaser informed of the progress of the Third Party Claim and provide the Purchaser with copies of all relevant documents and such other information in its possession as may be reasonably requested by the Purchaser.
8.2	Nothing in this paragraph 8 shall require the provision by any person of any information to the extent such provision would contravene any applicable law or regulation or would breach any obligation of confidentiality owed to any third party. If any information is provided by any person (the Provider) to any other person (the Recipient) pursuant to this paragraph 8:
(a)	that information shall only be used by the Recipient in connection with the Third Party Claim and the provisions of clause 12 shall in all other respects apply to that information; and

(b)	to the extent that information is privileged:
(i)	no privilege shall be waived by reason of or as a result of its being provided to the Recipient; and

(ii)	if a third party requests disclosure by the Recipient in relation to that information, if the Recipient is a Seller or the Purchaser, the Recipient shall or, if the Recipient is a Group Company, the Purchaser shall procure that the Recipient shall promptly notify the Provider and, to the extent it can do so, itself assert privilege in opposition to that disclosure request.
9.	Mitigation

The Purchaser shall take all reasonable steps to mitigate any loss or damage suffered or incurred by it as a result of any of the Warranties being untrue or inaccurate or which would or might reasonably be expected to result in a Warranty Claim and, without limiting the generality of the foregoing shall, in respect of any right of recovery (whether by payment, discount, credit, relief or otherwise) which could or might be made by it against any third party, so far it is reasonably practical:
(a)	give written notice and reasonable details of such right of recovery to the Sellers; and

(b)	take reasonable steps to maximise the amount recovered in respect of such right of recovery.
10.	No liability if loss is otherwise compensated for
10.1	No liability shall attach to the Sellers in respect of a Warranty Claim to the extent that the same loss has been recovered by the Purchaser under any other terms of this agreement or any other document entered into pursuant hereto and accordingly the Purchaser may only recover once in respect of the same loss.
10.2	The Sellers shall not be liable in respect of a Warranty Claim to the extent that the Sellers have fully remedied the breach of warranty within 20 Business Days from receipt of notice of the Warranty Claim from the Purchaser without cost to any Group Company or the Purchaser.
10.3	If, in respect of any matter which would give rise to a Warranty Claim, the Purchaser is entitled to claim under any policy of insurance, then no such matter shall be the subject of a Warranty Claim (provided that the Purchaser can notify the claim pursuant to paragraph 7 above and the four month period referred to in that paragraph does not start running until the Purchaser has recovered from its insurers or ceased to pursue them in accordance with this paragraph 10) unless and until the Purchaser shall have made a claim against its insurers and used all reasonable endeavours (which shall exclude commencing proceedings against insurers) to pursue such claim and the proceeds (net of tax and cost of recovery) of any such insurance claim then reduce by the net amount recovered or extinguish any such claims under the Warranties.
10.4	Where the Purchaser is at any time entitled to recover from some other person any sum in respect of any matter giving rise to a claim under the Warranties, the Purchaser shall take all reasonable steps to enforce such recovery prior to taking action against the Sellers (other than to notify the Sellers of such claim) and, in the event that the Purchaser shall recover any amount from such other person, the amount of the claim against the Sellers shall be reduced or extinguished by the amount so recovered.

11.	Recovery from third parties

11.1	Where the Sellers have paid to the Purchaser or any member of the Purchaser’s Group an amount pursuant to a Warranty Claim and the Purchaser or any Group Company is at any time entitled to recover from some other person any sum in respect of any matter giving rise to a claim under the Warranties, the Purchaser or the Group Company shall take all reasonable steps to enforce such recovery and, in the event that the Purchaser or the Group Company shall recover any amount from such other person, the amount of the claim against the Sellers shall be reduced or extinguished by the amount so recovered.

11.2	If, subject to paragraphs 10 and 11, the Sellers make a payment in respect of a Warranty Claim and any Group Company or the Purchaser receives any sum from a third party which would not have been received but for the matter or circumstance giving rise to the relevant Warranty Claim which was not taken into account in calculating the payment by the Sellers and the aggregate of the third party sum and the payment by the Sellers exceeds the amount required to compensate the Purchaser or the Group Company concerned in full for the matter or circumstance which gave rise to the relevant Warranty Claim (such excess being the Excess Recovery), the Purchaser shall, promptly following receipt of the third party sum by it or the Group Company concerned, repay to the Sellers an amount equal to the lower of (a) the Excess Recovery and (b) the payment by the Sellers, after deducting (in either case) all costs incurred by the Purchaser or any Group Company in recovering the third party sum and any and all Taxation payable by the Purchaser or any Group Company by virtue of its receipt.

SCHEDULE 6
THE COMPANY

Company name:	NBS Nordic Broadband Services AB (publ)
Registered number:	556536 1598
Registered office:	Millenniumhuset, SE 117 71 Stockholm, Sweden
Place of incorporation:	Stockholm
Date of statutory meeting:	3 October 1996
Date of registration:	3 January 1997
Directors:	Robert Dominic Dunn
Anton Michiel Tuijten
Ulf Kennet Johansson
Walter Eugene Musselman
Accounting reference date:	0101-1231
Auditors:	KPMG Bohlins AB
Represented by Carl Magnus Rune Jacobsson
Issued capital:	SEK 22,700,000, comprising 22,115,983 Series A shares of a quota value
SEK 1 each and 584,017 Series B shares of a quota value SEK 1 each
Shareholder:	Name:	No. of Series A shares:	No. of Series B shares:
	UPC Scandinavia Holding B.V.	11,057,992	292,008
	UPC HoldCo VI B.V.	11,057,991	292,009

SCHEDULE 7
THE SUBSIDIARIES

Company name:	UPC Sverige AB
Registered number:	556497 8210
Registered office:	Millenniumhuset, SE 117 71 Stockholm, Sweden
Place of incorporation:	Stockholm
Date of statutory meeting:	1 November 1994
Date of registration:	6 December 1994
Directors:	Nils Göran Björk (employee representative)
Anders Yngve Sandberg (employee representative)
Robert Dominic Dunn
Anton Michiel Tuijten
Ulf Kennet Johansson
Walter Eugene Musselman
Accounting reference date:	0101-1231
Auditors:	KPMG Bohlins AB
Represented by Carl Magnus Rune Jacobsson
Issued capital:	SEK 50,000,000
Shareholder:	Name:	No. of shares:
	NBS Nordic Broadband Services AB (publ)	50,000,000

Company name:	UPC Digital AB
Registered number:	556308 7534
Registered office:	P.O. Box 4606, SE 116 91 Stockholm, Sweden
Place of incorporation:	Stockholm
Date of statutory meeting:	7 October 1987
Date of registration:	14 October 1987
Directors:	Ulf Kennet Johansson
Anders Sixten Ahlbeck
Svante Birger Löfgren
Accounting reference date:	0101-1231
Auditors:	KPMG Bohlins AB
Represented by Carl Magnus Rune Jacobsson
Issued capital:	SEK 100,000
Shareholder:	Name:	No. of shares:
	UPC Sverige AB	1,000

SCHEDULE 8
POST-COMPLETION CONSIDERATION ADJUSTMENTS
PART 1
PRELIMINARY
In preparing the Completion Statement the items and amounts to be included in the calculation of Net Debt, Inter-Company Payables and Inter-Company Receivables and Working Capital for the purposes of the Completion Statement shall be identified by applying the relevant definitions in this agreement.
PART 2
PREPARATION OF THE COMPLETION STATEMENT
1.	The Purchaser shall, or shall procure that the Purchaser’s accountants shall, after Completion prepare a draft statement (the Completion Statement) showing the Working Capital and Net Debt of the Group and the Inter-Company Payables and Inter-Company Receivables of each Group Company. The Completion Statement shall be in the form of the worked example set out in Exhibit 2 (Form of Completion Statement). The Purchaser shall deliver the draft Completion Statement to the Sellers within 45 Business Days after Completion.
2.	The Sellers shall notify the Purchaser in writing (an Objection Notice) within 20 Business Days after receipt whether or not they accept the draft Completion Statement for the purposes of this agreement. An Objection Notice shall set out in reasonable detail the Sellers’ reasons for such non acceptance and specify the adjustments (and the reasons for such adjustments) which, in the Sellers’ opinion, should be made to the draft Completion Statement in order for it to comply with the requirements of this agreement. Except for the matters specifically set out in the Objection Notice, the Sellers shall be deemed to have agreed the draft Completion Statement in full.
3.	If the Sellers serve an Objection Notice in accordance with paragraph 2, the Purchaser and the Sellers shall use all reasonable efforts to meet and discuss the objections of the Sellers and to agree the adjustments (if any) required to be made to the draft Completion Statement, in each case within 10 Business Days after receipt by the Purchaser of the Objection Notice.
4.	If the Sellers are satisfied with the draft Completion Statement (either as originally submitted or after adjustments agreed between the Sellers and the Purchaser pursuant to paragraph 3) or if the Sellers fail to give a valid Objection Notice within the 20 Business Day period referred to in paragraph 2, then the draft Completion Statement (incorporating any agreed adjustments) shall constitute the Completion Statement for the purposes of this agreement.
5.	If the Sellers and the Purchaser do not reach agreement within 10 Business Days of receipt by the Purchaser of the Objection Notice, then the matters in dispute may be referred (on the application of either the Sellers or the Purchaser) for determination by such independent firm of chartered accountants of international standing as the Sellers and the Purchaser shall agree or, failing agreement, appointed by the President for the time being of the Institute of Chartered Accountants in England and Wales (the Firm). The following provisions shall apply once the Firm has been appointed:
(a)	in giving its determination, the Firm shall state what adjustments (if any) are necessary, solely for the purposes of this agreement, to the draft Completion Statement in respect of the matters in dispute in order to comply with the requirements of this agreement and to determine finally the Completion Statement and the reasons for such adjustments; and

(b)	the Firm shall act as an expert (and not as an arbitrator) in making its determination which shall, in the absence of manifest error, be final and binding on the parties and, without prejudice to any other rights which they may respectively have under this agreement, the parties expressly waive, to the extent permitted by law, any rights of recourse they may otherwise have to challenge it.
6.	The Sellers and the Purchaser shall each be responsible for their own costs in connection with the preparation, review and agreement or determination of the Completion Statement. The fees and expenses of the Firm shall be borne equally between the Sellers on the one hand and the Purchaser on the other or in such other proportions as the Firm shall determine.

6.1 (a)	To enable the Sellers to meet their obligations under this Schedule 8, the Purchaser shall provide to the Sellers and the Sellers’ accountants full access to the books and records, employees and premises of the Group Companies and, where relevant, of members of the Purchasers’ Group to the date that the draft Completion Statement is agreed or determined.
(b)	If the Sellers serve an Objection Notice:
(i)	they shall ensure that the Purchaser and the Purchaser’s accountants shall be given reasonable access to the Sellers and the Sellers’ accountants’ working papers (subject to executing customary hold harmless letters) relating to the adjustments proposed in the Objection Notice and any other submissions by or on behalf of the Sellers in relation to the Completion Statement; and

(ii)	the Purchaser shall ensure that the Sellers and the Sellers’ accountants shall be given reasonable access to the Purchaser and the Purchaser’s accountants’ working papers (subject to executing customary hold harmless letters) relating to any adjustments proposed in the Objection Notice and any other submissions by or on behalf of the Purchaser in relation to the Completion Statement.
(c)	The Sellers shall co operate fully with the Purchaser and shall permit the Purchaser and/or the Purchaser’s accountants to take copies (including electronic copies) of the relevant books and records and shall provide all assistance reasonably requested by the Purchaser to facilitate the preparation, agreement and/or determination of the Completion Statement.

(d)	The Purchaser shall co operate fully with the Sellers and shall permit the Sellers and/or the Sellers’ accountants to take copies (including electronic copies) of the relevant books and records and shall provide all assistance reasonably requested by the Sellers to facilitate the preparation, agreement and/or determination of the Completion Statement.
7.	When the Completion Statement has been agreed or determined in accordance with the preceding paragraphs, then the amounts shown in the Completion Statement as the Working Capital and Net Debt of the Group and the Inter-Company Payables and Inter-Company Receivables for each Group Company shall be final and binding for the purposes of this agreement.

OMITTED SCHEDULES AND EXHIBITS
     The following schedules and exhibits to the Agreement for the Sale and Purchase of the Share Capital of NBS Nordic Broadband Services AB (publ), dated April 4, 2006, among UPC Scandinavia Holding B.V., UPC Holdco VI B.V., UPC Broadband Holding B.V. and Nordic Cable Acquisition Company II AB have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

SCHEDULES
Schedule 9	Contracts
Schedule 10	Budgeted Capital Expenditure and Budgeted Marketing Expenses and Customer Acquisition Costs

EXHIBITS
Exhibit 1	Working Capital Pro Forma
Exhibit 2	Form of Completion Statement